UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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RAYONIER INC.

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Notice of 2021 Annual Meeting of Shareholders
April 7, 2021
Dear Shareholder,
You are cordially invited to attend Rayonier Inc.’s 2021 Annual Meeting of Shareholders (“Annual Meeting”) to be held on Thursday, May 20, 2021, at 2:00 p.m., local time, at Rayonier’s headquarters, 1 Rayonier Way, Wildlight, Florida 32097. At the meeting, our shareholders will be asked to:
1.Elect the nine (9) director nominees named in the Proxy Statement to terms expiring at the 2022 Annual Meeting of Shareholders;
2.Approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the accompanying Proxy Statement;
3.Ratify the appointment of Ernst & Young, LLP as our independent registered public accounting firm for 2021; and
4.Transact any other matters as may properly come before the meeting.
Shareholders of record at the close of business on March 19, 2021 are entitled to vote at the Annual Meeting and any postponement or adjournment thereof.
Once again, we are pleased to utilize the Securities and Exchange Commission (“SEC”) rules allowing us to furnish our proxy materials to you over the internet. We believe this allows us to provide the information you need in a more timely, efficient and cost-effective manner.
As always, your vote is very important. We urge you to please vote by internet, telephone or mail as soon as possible to ensure your vote is recorded promptly, even if you plan to attend the Annual Meeting.
Very truly yours,

David L. Nunes
President and Chief Executive Officer

Mark R. Bridwell
Vice President, General Counsel and Corporate Secretary
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 20, 2021: This Notice of Annual Meeting of Shareholders and Proxy Statement and the 2020 Annual Report are available at www.proxyvote.com.

Rayonier Inc.	1 Rayonier Way	Wildlight, Florida 32097
Telephone (904) 357-9100	Fax (904) 357-9851

T

2021 Proxy Statement

Rayonier Inc.

2021 PROXY SUMMARY

This summary highlights information contained elsewhere in this Notice of Annual Meeting of Shareholders and Proxy Statement or in our corporate governance documents published on our website at www.rayonier.com. We encourage you to read this Notice of Annual Meeting of Shareholders and Proxy Statement in its entirety before voting. Throughout, the terms “we,” “us,” “our,” “the Company,” and “Rayonier” refer to Rayonier Inc.
2021 ANNUAL MEETING OF SHAREHOLDERS
Time and Date:	Thursday, May 20, 2021, 2:00 p.m. (Eastern Time)
Place:	1 Rayonier Way, Wildlight, Florida 32097
Record Date:	March 19, 2021
Voting:	Shareholders of record at the close of business on March 19, 2021, are entitled to vote through one of the following options:

BY MAIL Sign, date and return your proxy card or voting instruction form	VIA THE INTERNET Visit www.proxyvote.com	BY TELEPHONE Call the telephone number on your proxy card, voting instruction form or notice	IN PERSON Attend the Annual Meeting in Wildlight, FL See page 41 for details

2020 PERFORMANCE HIGHLIGHTS
$37.1M Net Income Attributable to Rayonier	$0.27 EPS	$29.8M Net Income	$204.2M Cash Provided by Operating Activities

$33.5M* Pro Forma Net Income	$0.25* Adjusted EPS	$267.4M* Adjusted EBITDA	$162.4M* CAD

We were pleased with our performance across all our business lines in 2020, especially given the significant disruption and uncertainty created by the COVID-19 pandemic. The diversity of our timber markets, the positioning of our real estate portfolio and the resiliency of our people during challenging operating conditions all contributed to our solid performance. We also remained intensely focused on our strategic priorities, most notably, the successful closing and integration of the Pope Resources acquisition, which was announced in January 2020.

We generated 2020 Adjusted EBITDA* of $267.4 million, an increase of 8% versus the prior year. Higher Adjusted EBITDA* from our Real Estate segment and Pacific Northwest Timber segment more than offset lower Adjusted EBITDA* from our Southern Timber and New Zealand segments, as our businesses adapted to the challenges posed by the pandemic. We continued to take a nimble approach to capital allocation during 2020 - we invested in our existing portfolio, completed acquisitions, distributed dividends of $146.3 million and repurchased, as well as issued equity on an opportunistic basis. We finished the year in a strong balance sheet position, as our net debt of $1.2 billion represented 23% of our enterprise value and 4.5x 2020 Adjusted EBITDA* (reflecting only a partial year contribution from the Pope acquisition).

*Reconciliation of these non-GAAP financial measures can be found in Appendix B.

2021 Proxy Statement	1

2021 PROXY SUMMARY

SHAREHOLDER ENGAGEMENT
We value shareholder engagement and each year interact with and seek input from our shareholders through various shareholder outreach initiatives, including in-person and telephonic meetings, investor conferences, our annual meeting of shareholders and non-deal roadshows. In 2020, our shareholder engagement activities included 1 non-deal roadshow, 8 investor conferences and numerous individual meetings, most of which were conducted virtually. Combined, our 2020 engagement activities covered shareholders representing in the aggregate approximately 41% of our outstanding common shares ("Common Shares"), and included meetings with 9 of our 20 largest shareholders, including 5 of our 10 largest active holders. These engagement activities are informative and help us to better understand our shareholders’ views and perspectives on our financial performance, business strategy, capital allocation strategy, public disclosures, corporate governance, and environmental, social and other topics. We welcome investor interaction and feedback. Our Investor Relations department is the point of contact for shareholder interaction with the Company. Shareholders may also access information about the Company in the Investor Relations section of our website (www.rayonier.com).
CORPORATE GOVERNANCE HIGHLIGHTS
Rayonier’s commitment to good corporate governance is integral to our business. The key elements of our governance practices are below:
+	Annual election of directors	+	Majority voting of all directors	+	Annual review of Board skills, characteristics and experience	+	Diversity reflected in Board composition

+	8 of our 9 director nominees are independent	+	Separation of Board Chairman and CEO	+	Annual Board member independence evaluations	+	Policy prohibiting hedging or pledging of our shares by executives and directors

+	Comprehensive Code of Conduct and Corporate Governance Guidelines	+	Board participation in executive succession planning	+	Regular executive sessions of Board and Board Committees	+	Compensation “clawback” policy

		+	Majority of Board compensation consists of stock	+	Directors have stock ownership requirements

2	Rayonier Inc.

2021 PROXY SUMMARY

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Important information about the experience, qualifications, attributes and skills of each of our director nominees can be found beginning on page 6. Our Board of Directors (“Board”) recommends that you vote “FOR” each of the director nominees.

					COMMITTEE MEMBERSHIPS			OTHER PUBLIC CO. BOARDS
NAME	AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION	INDE-PENDENT	AC	CC	NGC
Dod A. Fraser (Chairman of the Board of Directors)	70	2014	President of Sackett Partners	X	X		X	2
Keith E. Bass	56	2017	CEO of Mattamy Homes US; Managing Partner of Mill Creek Capital LLC	X	X	X		1
Scott R. Jones	62	2014	Retired, President of Forest Capital Partners	X		Chair		None
V. Larkin Martin	57	2007	Managing Partner at Martin Farm; Vice President of The Albemarle Corporation	X		X	Chair	1
Meridee A. Moore	63	2021	Senior Managing Member and Chief Investment Officer of Watershed Asset Management, LLC	X		X	X	1
Ann C. Nelson	61	2020	Retired, Lead Audit Partner at KPMG LLP	X	Chair		X	1
David L. Nunes	59	2014	President and CEO of Rayonier Inc.					None
Matthew J. Rivers	63	2021	Part-time Director of Alternative Fuel Origination at Drax Group	X	X		X	None
Andrew G. Wiltshire	63	2015	Founding Partner of Folium Capital LLC; Principal in the management and governance of private orchard and farming companies located in New Zealand	X	X		X	None
Number of Committee Meetings in 2020					8	6	5
AC Audit Committee CC Compensation and Management Development Committee NGC Nominating & Corporate Governance Committee

Below are highlights regarding the age, tenure and diversity of our 9 director nominees.
Director Tenure	Age Distribution	Director Diversity

2021 Proxy Statement	3

2021 PROXY SUMMARY

The table below summarizes a range of skills and experiences that each director nominee brings to the Board, and which we find to be relevant to our business.

CURRENT OR FORMER OUTSIDE PUBLIC COMPANY CEO		2

OUTSIDE PUBLIC COMPANY BOARD				5

AUDIT COMMITTEE FINANCIAL EXPERT		2

REIT			3

TIMBER / FORESTRY INDUSTRY					5

LAND MANAGEMENT / AGRICULTURE			3

LAND MANAGEMENT / REAL ESTATE					5

GOVERNMENT / REGULATORY / POLITICAL / ENVIRONMENTAL	1

INTERNATIONAL		2

DIVERSITY (GENDER, RACE, NATIONAL ORIGIN)					5

CUSTOMER SUPPLY CHAIN			3

PROPOSAL NO. 2 — NON-BINDING ADVISORY VOTE ON “SAY-ON-PAY”
Our shareholders have the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers, as set forth in Proposal No. 2 starting on page 15. Last year, our shareholders expressed a high level of support for the compensation of our named executive officers, with 98.5% of the votes cast in favor of our compensation programs and practices. Accordingly, the Compensation and Management Development Committee (“Compensation Committee”) continued in 2020 to consistently adhere to its pay-for-performance philosophy and compensation program. Please refer to our Compensation Discussion and Analysis on page 16 for a detailed description of our compensation programs and practices. Our Board recommends that you vote “FOR” the non-binding advisory vote to approve the compensation of our named executive officers.
PROPOSAL NO. 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We are seeking shareholder ratification of the appointment of Ernst & Young, LLP to serve as our independent registered public accounting firm for 2021. Please refer to page 36 for additional information. Our Board recommends that you vote “FOR” the ratification of Ernst & Young, LLP to serve as our independent registered public accounting firm for 2021.

4	Rayonier Inc.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
ELECTION PROCESS
The Board is responsible for establishing overall corporate strategy and for overseeing management and the ultimate performance of the Company. The Board held thirteen (13) meetings during fiscal year 2020. During fiscal year 2020, all directors attended at least 75% of the combined total of all Board meetings and all meetings of committees of the Board of which the director was a member. The Nominating and Corporate Governance Committee (“Nominating Committee”) of the Board has nominated the persons whose names are set forth below. In the absence of a vote by a signed proxy, shares represented by the proxy will be voted FOR the election of each of these nominees to the Board.
DIRECTOR QUALIFICATIONS
We believe the members of our Board have the proper mix of relevant experience and expertise given the Company’s businesses and real estate investment trust (“REIT”) structure, together with a level of demonstrated integrity, judgment, leadership and collegiality, to effectively advise and oversee management in executing our strategy. There are no specific minimum qualifications for director nominees other than, as required by our Corporate Governance Principles, no director nominee may stand for election after he or she has reached the age of 72. However, in identifying or evaluating potential nominees, it is the policy of our Nominating Committee to seek individuals who have the knowledge, experience, diversity and personal and professional integrity to be most effective, in conjunction with the other Board members, in collectively serving the long-term interests of our shareholders. The Nominating Committee periodically evaluates the criteria for Board membership, taking into account the Company’s strategy, geographic markets, regulatory environment and other relevant business factors, as well as changes in applicable laws or listing standards.
DIRECTOR NOMINATIONS
Shareholders are being asked to vote on the election of nine (9) directors to serve until the 2022 Annual Meeting of Shareholders and until their successors are duly elected and qualified. The Board has no reason to believe that any nominee will be unable to serve as a director. If, however, a nominee should be unable to serve at the time of the Annual Meeting, Common Shares properly represented by valid proxies will be voted in connection with the election of a substitute nominee recommended by the Board. Alternatively, the Board may either allow the vacancy to remain unfilled until an appropriate candidate is identified or may reduce the authorized number of directors to eliminate the unfilled seat.
If any incumbent nominee for director should fail to receive the required affirmative vote of a majority of the votes cast with regard to his or her election, our Corporate Governance Principles require the director to tender his or her resignation to the Board. The Nominating Committee would then consider such resignation and make a recommendation to the Board as to whether to accept or reject the resignation. The Company would publicly disclose the Board’s decision and rationale within 90 days after receipt of the tendered resignation.
Set forth below is certain information concerning each of the director nominees, including age, experience, qualifications and professional highlights during at least the last ten (10) years, based on data furnished by such nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

2021 Proxy Statement	5

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Dod A. Fraser Boca Grande, Florida Age: 70 Director Since: 2014	Board Committees:		Certain other public directorships:
	•	Chair of the Board	•	Subsea 7 S.A.
	•	Audit	•	OCI N.V.
	•	Nominating

Professional Highlights:
President of Sackett Partners, a consulting firm, since 2000; Managing Director and Group Executive, Global Oil and Gas, for Chase Manhattan Bank (now JPMorgan Chase & Co.), from 1995 to 2000
Mr. Fraser has substantial experience in debt and equity markets, bank markets, mergers and acquisitions, and risk oversight. He contributes strongly to the Board’s oversight of the Company’s overall financial performance, reporting and controls.

Keith E. Bass Tampa, Florida Age: 56 Director Since: 2017	Board Committees:		Certain other public directorships:
	•	Audit	•	Xenia Hotels and Resorts
	•	Compensation

Professional Highlights:
CEO of Mattamy Homes US, since 2020 and Managing Partner of Mill Creek Capital LLC, a private equity and consulting firm, since 2017; President and CEO of WCI Communities, Inc., from 2012 to 2017; President of Pinnacle Land Advisors, from 2011 to 2012; held various key positions with The Ryland Group, from 2003 to 2011

Mr. Bass has extensive expertise in the real estate industry. He has led organizations as large as $1 billion in annual revenue, built lean operations and created long-term operational roadmaps to position companies to thrive in any market climate. Mr. Bass brings a broad real estate perspective to the Board’s evaluation of investment opportunities.

Scott R. Jones Needham, Massachusetts Age: 62 Director Since: 2014	Board Committees:		Certain other public directorships:
	•	Chair of Compensation	•	None

Professional Highlights:
President of Forest Capital Partners, a forest investment firm, from 2000 to 2018; President and Chief Executive Officer of Timberland Growth Corporation, a timberland REIT joint venture, from 1998 to 2000

Mr. Jones has substantial expertise in forest management, technology and innovations, as well as forest and real estate investments. He is particularly well suited to assist the Board in its investment decisions and oversee the management of the Company’s forest resources and real estate businesses.

6	Rayonier Inc.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

V. Larkin Martin Courtland, Alabama Age: 57 Director Since: 2007	Board Committees:		Certain other public directorships:
	•	Chair of Nominating	•	Truxton Trust
	•	Compensation

Professional Highlights:
Managing Partner of Martin Farm and Vice President of The Albemarle Corporation, family businesses with interests in agriculture and timberland, since 1990; Chair of the Board of Directors of the Federal Reserve Bank of Atlanta, from 2007 to 2008

Ms. Martin has direct operating experience in the land-based businesses of agriculture and timberland management, particularly in the southeastern United States, together with an understanding of national and regional financial markets. Ms. Martin’s skill set adds substantial value to Board discussions regarding our forest resources business, as well as overall economic forces and trends impacting the Company.

Meridee A. Moore San Francisco, California Age: 63 Director Since: 2021	Board Committees:		Certain other public directorships:
	•	Compensation	•	BlackRock Capital Investment Corp.
	•	Nominating
Professional Highlights:
Founder, Senior Managing Member and Chief Investment Officer of Watershed Asset Management, LLC, since 2002; Partner and Portfolio Manager of Farallon Capital Management, L.L.C., from 1992 to 2002; Prior to 1992: investment banking at Lehman Brothers, corporate law associate at Simpson Thacher & Bartlett

Ms. Moore has over 25 years of principal investing experience in public and private equity and debt, real estate and other complex assets and financings.

Ann C. Nelson Boise, Idaho Age: 61 Director Since: 2020	Board Committees:		Certain other public directorships:
	•	Chair of Audit	•	Clearwater Paper Corporation
	•	Nominating

Professional Highlights:
More than 35 years of senior leadership and management experience (25 as an audit partner); Lead Audit Partner with KPMG LLP on many global publicly traded companies
Ms. Nelson brings expertise to the Board in areas of auditing, accounting and financial reporting, internal controls and corporate governance. In addition, she has direct board experience by way of the Boise Chamber of Commerce (Chairman of the Board and past Treasurer/Audit Committee chair over an eight-year period). Ms. Nelson also has significant experience in the forest products industry, including but not limited to timber REITs.

2021 Proxy Statement	7

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

David L. Nunes Atlantic Beach, Florida Age: 59 Director Since: 2014	Board Committees:		Certain other public directorships:
	•	None	•	None

Professional Highlights:
President, Chief Executive Officer and Director of the Company, since 2014; Chief Executive Officer of Pope Resources/Olympic Resource Management, from 2002 to 2014
Mr. Nunes has more than three decades of forest products industry experience. He has served in key leadership positions at several timber and real estate companies, including Chief Executive Officer and President, and has substantial background in the areas of timberland management and investments, marketing, strategic planning, mergers and acquisitions and capital planning. We believe this experience and leadership make Mr. Nunes uniquely well suited to contribute to the Board’s considerations of operational and strategic matters and to manage our core businesses.

Matthew J. Rivers Bembridge, Isle of Wight, UK Age: 63 Director Since: 2021	Board Committees:		Certain other public directorships:
	•	Audit	•	None
	•	Nominating

Professional Highlights:
Part-time Director of Alternative Fuel Origination at Drax Group, since 2020; part-time Group Special Advisor, from 2017 to 2020; held various key positions, including Director of Fuel Procurement and Director Corporate Affairs with Drax plc, from 2011 to 2017; Executive Chairman of the upstream supply business in the USA, Drax Biomass International, from 2011 to 2016

Mr. Rivers brings international experience in forest management, timber markets, biomass supply chain development, energy and forest related sustainability, public affairs and communications.

Andrew G. Wiltshire Blenheim, New Zealand Age: 63 Director Since: 2015	Board Committees:		Certain other public directorships:
	•	Audit	•	None
	•	Nominating

Professional Highlights:
Founding Partner of Folium Capital LLC, since 2016; Management and governance of private orchard and farming companies with operations in New Zealand; Managing Director and Head of Alternative Assets at the Harvard Management Company, the investment company that is responsible for managing Harvard University’s endowment and related financial assets, from 2001 to 2015

Mr. Wiltshire has extensive expertise in the areas of managing and investing in forestry, timberlands, real estate and natural resources. Mr. Wiltshire brings a valuable perspective to the Board’s evaluation of investment opportunities and oversight of the Company’s forest resources and real estate businesses.

8	Rayonier Inc.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
 DIRECTOR COMPENSATION

OVERVIEW
The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Board considers the significant time commitment and the skills and experience level necessary for directors to fulfill their duties. Non-management director compensation is set by the Board at the recommendation of the Compensation Committee. Our directors are subject to minimum share ownership and share retention requirements as discussed in the Compensation Policies and Governance Practices section on page 25 under “Stock Ownership Guidelines.”
2020 / 2021 COMPENSATION PAID TO NON-MANAGEMENT DIRECTORS
Non-management director compensation is set by the Board at the recommendation of the Compensation Committee. For the 2020-2021 period, each non-management director received and/or earned the following cash compensation (prorated for partial year service, as applicable):

•	annual cash retainer of $55,000, payable in equal quarterly installments;
•	annual cash retainers to members of the Audit, Compensation and Nominating Committees of $13,500, $7,500 and $5,000, respectively, payable in equal quarterly installments;
•	annual cash retainers for the chairs of the Audit, Compensation and Nominating Committees of $18,000, $10,000 and $6,000, respectively, payable in equal quarterly installments;
•	an additional annual cash retainer for the Chair of the Board of $55,000, payable in equal quarterly installments; and
•	restricted stock award equivalent to $95,000 based on grant date value, vesting upon issuance and to be held until the earlier of four years from the date of issuance or a director’s departure from the Board.
Directors may defer up to 100% of their cash compensation. Any deferred amounts are paid to the director in a single lump sum on the later of the date the director becomes 72 or the conclusion of the director’s term, or upon termination as a director, if prior to age 72. Any deferred amounts shall be credited with interest thereon at a rate equal to 120% of the long term Applicable Federal Rate, adjusted and compounded annually as of December 31.
DIRECTOR COMPENSATION TABLE
The following table provides compensation information for the one-year period ended December 31, 2020 for all individuals serving on our Board at any time during 2020.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
Bass, Keith E.	76,000		94,990	—	170,990
Fraser, Dod A.	122,484	(2)	94,990	—	217,474
Jones, Scott R.	72,500	(2)	94,990	—	167,490
Kincaid, Richard D.	64,442	(2)	—	—	64,442
Lanigan, Bernard Jr.	45,635		—	—	45,635
Lincoln, Blanche L.	67,500		94,990	—	162,490
Martin, V. Larkin	73,500	(2)	94,990	—	168,490
Nelson, Ann C.	57,565	(2)	94,990	—	152,555
Nunes, David L.(3)	—		—	—	—
Wiltshire, Andrew G.	73,500		94,990	—	168,490

(1)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Note 19 “Incentive Stock Plans” included in the notes to financial statements in our 2020 Annual Report on Form 10-K. All awards reflect the May 2020 awards of 4,468 shares of restricted stock to each director vesting immediately upon issuance of the grant, and which shares shall be required to be held until the earlier of four years from the grant or the departure of a director from Rayonier.

(2)
Includes $6,675.82 in Audit Chair fees for Mr. Fraser; $11,324.18 in Audit Chair fees for Ms. Nelson; $10,000 in Compensation Chair fees for Mr. Jones; $6,000 in Nominating and Corporate Governance Chair fees for Mrs. Martin; and $26,442.31 in Non-Executive Chair fees for Mr. Kincaid and $28,557.69 in Non-Executive Chair fees for Mr. Fraser.

(3)
Mr. Nunes, as an executive officer of Rayonier, was not compensated for service as a director. See the Summary Compensation Table on page 27 for compensation information relating to Mr. Nunes during 2020.

2021 Proxy Statement	9

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

CORPORATE GOVERNANCE
CORPORATE GOVERNANCE PRINCIPLES
Our Board operates under a set of Corporate Governance Principles, which include guidelines for determining director independence and consideration of potential director nominees. The Corporate Governance Principles can be found on the Company’s website (www.rayonier.com). The Board, through the Nominating Committee, regularly reviews developments in corporate governance and best practices and, as warranted, modifies the Corporate Governance Principles, committee charters and key practices.
DIRECTOR INDEPENDENCE
The Company’s Common Shares are listed on the New York Stock Exchange (“NYSE”). In accordance with NYSE rules, the Board makes affirmative determinations annually as to the independence of each director and nominee for election as a director. To assist in making such determinations, the Board has adopted a set of Director Independence Standards, which conform to or are more exacting than the independence requirements set forth in the NYSE listing standards. Our Director Independence Standards are appended to the Company’s Corporate Governance Principles, available at www.rayonier.com. In applying our Director Independence Standards, the Board considers all relevant facts and circumstances.
Based on our Director Independence Standards, the Board has affirmatively determined that all persons who have served as directors of our Company at any time since January 1, 2020, other than Mr. Nunes, are independent under applicable NYSE listing standards and SEC rules.
In addition, members of our Audit Committee and Compensation Committee are subject to certain additional independence criteria. Specifically, the Board has determined that each member of the Compensation Committee is independent within the meaning of Rule 10C-1 of the Securities Exchange Act of 1934 (“Exchange Act”) and that Scott R. Jones, V. Larkin Martin, Meridee A. Moore, and Ann C. Nelson qualify as “non-employee directors” as defined in Rule 16b-3 under the Exchange Act. The Board has also determined that all of the Audit Committee members are independent within the meaning of the NYSE listing standards and Rule 10A-3 of the Exchange Act. For additional information regarding independence and qualifications of the Audit Committee, see the “Report of the Audit Committee” on page 36.
The Nominating Committee, on behalf of the Board, annually reviews any transactions undertaken or relationships existing between the Company and other companies with which any of our directors or Board nominees are affiliated. The Board determined that none of the transactions or relationships identified for 2020 were material to the Company, the other companies or the independence of the subject directors and Board nominees. In determining Mr. Bass' independence, the Nominating Committee considered the "Related Party Transactions" described on page 14.
COMMITTEES OF THE BOARD OF DIRECTORS
The Board has three standing committees, the Audit Committee, Compensation Committee and Nominating Committee, each of which operates under a written charter available on the Investor Relations section of the Company’s website (www.rayonier.com).

10	Rayonier Inc.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Name of Committees and Members	Functions of the Committees
AUDIT: Ann C. Nelson, Chair Keith E. Bass Dod A. Fraser Richard D. Kincaid* Bernard Lanigan, Jr.* Andrew G. Wiltshire Number of Meetings in 2020: 8
This committee is responsible for oversight of our accounting and financial reporting policies and, processes, including disclosure controls and procedures and internal controls over financial reporting.

•
discussing audited annual financial statements and quarterly financial statements with the Company and the independent auditors, as well as making a recommendation to the Board regarding the inclusion of same in the annual Form 10-K;

	•	reviewing with the independent auditors results of their annual audit of the Company’s financial statements and audit of internal control over financial reporting, and the required communications under (i) Auditing Standards No. 1301, and (ii) Public Company Accounting Oversight Board rules regarding the independence of the independent auditors;
	•	reviewing with management and the independent auditors (i) all significant issues, deficiencies and material weaknesses in the design or operation of internal controls, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls;
	•	reviewing with the independent auditors any audit problems or difficulties and the Company’s response;
	•	resolving any disagreements between management and the independent auditors regarding financial reporting;
	•	reviewing with management and the independent auditors (i) major issues regarding accounting principles and financial statement presentations, including any significant changes in the selection or application of accounting principles, (ii) all critical accounting policies and practices and all significant financial reporting issues and judgments made in connection with the preparation of the financial statements, (iii) alternative treatments within generally accepted accounting principles that have been discussed with management, ramifications of the use of alternative disclosures and treatments, and the treatment preferred by the independent auditors, (iv) the effect of regulatory and accounting initiatives, as well as any significant off-balance sheet structures on the Company’s financial statements, and (v) other material written communications between the independent auditors and management; and
	•	reviewing press releases, guidance, rating agency and investor presentations and other public disclosures of financial information, with particular attention to any use of “pro forma” or “adjusted” non-GAAP information.
COMPENSATION AND MANAGEMENT DEVELOPMENT: Scott R. Jones, Chair Keith E. Bass Richard D. Kincaid* Blanche L. Lincoln* V. Larkin Martin Number of Meetings in 2020: 6	This committee is responsible for overseeing the compensation and benefits of employees and directors, including:
	•	evaluating management performance, succession and development matters;
	•	establishing executive compensation;
	•	reviewing the Compensation Discussion and Analysis included in the annual proxy statement;
	•	approving individual compensation actions for all senior executives other than our CEO;
	•	recommending compensation actions regarding our CEO for approval by our non-management directors; and
	•	reviewing and recommending to the Board the compensation of our non-management directors.
NOMINATING AND CORPORATE GOVERNANCE: V. Larkin Martin, Chair Dod A. Fraser Bernard Lanigan, Jr.* Blanche L. Lincoln* Ann C. Nelson* Andrew G. Wiltshire Number of Meetings in 2020: 5	This committee is responsible for advising the Board with regard to board structure, composition and governance, including:
	•	establishing criteria for Board nominees and identifying qualified individuals for nomination to become Board members, including considering potential nominees recommended by shareholders;
	•	recommending the composition of Board committees;
	•	overseeing processes to evaluate Board and committee effectiveness;
	•	overseeing Environmental, Social and Governance ("ESG") matters significant to the Company;
	•	overseeing our corporate governance structure and practices, including our Corporate Governance Principles;
	•	reviewing and approving changes to the charters of the other Board committees; and
	•	reviewing, approving, and overseeing transactions between the Company and any related person.
	*	Mr. Kincaid served on the Audit and Compensation Committees until he passed away unexpectedly on March 20, 2020. Mr. Lanigan served on the Audit and Nominating Committees until his retirement from the Board at the 2020 Annual Meeting of Shareholders. Ms. Lincoln served on the Compensation and Nominating Committees until her retirement from the Board on January 15, 2021. Ms. Nelson will transfer from the Nominating Committee to the Compensation Committee following the 2021 Annual Meeting of Shareholders.

2021 Proxy Statement	11

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

BOARD LEADERSHIP STRUCTURE
Our governing documents allow the roles of Chair of the Board and CEO to be filled by the same or different individuals. This approach allows the Board flexibility to determine whether the two roles should be separate or combined based upon the Company’s needs and the Board’s assessment of the Company’s leadership from time to time. Although our Board regularly considers and is open to different structures as circumstances may warrant, the Board believes that the current arrangement of separating the roles of Chair and CEO is in the best interest of the Company and its shareholders at this time because it provides the appropriate balance between strategy development and independent oversight of management.
Dod A. Fraser currently serves as the Chair of the Board as a non-executive and independent director. Mr. Fraser's responsibilities as the independent Chair include, among other things:

•	Serving as the leader of the Board and overseeing and coordinating the work of the Board and its committees;
•	Serving as a liaison between the CEO, other members of senior management, the independent directors and the committee chairs;
•	Being available to serve as an advisor to the CEO;
•	Presiding at all meetings of the Board, including executive sessions of the independent directors;
•	Setting meeting agendas for the Board;
•	Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	Presiding at all meetings of the shareholders;
•	Recommending to the Board agendas for shareholder meetings and providing leadership to the Board on positions the Board should take on issues to come before shareholder meetings;
•
Participating in discussions with the Nominating Committee on matters related to Board and committee composition and with the Nominating Committee and the Compensation Committee on matters related to the hiring, evaluation, compensation and termination of, and succession planning for, the CEO; and

•	If requested by major shareholders, the Board or the CEO, ensuring that he is available for consultation and direct communication with major shareholders or external groups.

OVERSIGHT OF RISK
Oversight of risk management is the responsibility of the full Board, with management having day-to-day responsibility for identifying, evaluating, managing and mitigating the Company’s exposure to risk. The Board fulfills its risk oversight function both directly and through delegation to the committees of the Board. In general, the Board oversees the management of risks in the operation of the Company’s businesses, the implementation of its strategic plan, its acquisitions and capital allocation program, its capital structure and liquidity, its organizational structure and its Enterprise Risk Management (“ERM”) Committee, which consists of senior executives appointed by the Board. Each of the Board committees and our ERM Committee oversee and review areas of risk for which they are responsible. We believe that these governance practices, including the interaction of the various committees, facilitate effective Board oversight of our significant risks. The primary areas of risk oversight of each of our Board committees and the ERM Committee are as follows:

BOARD COMMITTEES	PRIMARY AREAS OF RISK OVERSIGHT
Audit Committee
The Audit Committee is responsible for risks associated with financial and accounting matters, specifically financial reporting, internal controls, disclosure, tax, legal and compliance risks. In addition, the Board has designated the Audit Committee primary responsibility for overseeing the Company’s ERM program. With this responsibility, the Audit Committee monitors the Company’s significant business risks, including financial, operational, privacy, cybersecurity, business continuity, legal, regulatory, and reputational exposures, and reviews the steps management has taken to monitor and control these exposures.

Compensation Committee
The Compensation Committee is responsible for risks related to compensation policies and practices, including incentive-related risks, and oversees risks associated with talent management and succession planning.

Nominating Committee
The Nominating Committee is responsible for risks associated with corporate governance matters, related party transactions, effectiveness and organization, director independence and director succession planning. The Nominating Committee is also responsible for identifying and assessing ESG related risks and refers said risks to the appropriate committee.

ERM Committee
The ERM Committee is responsible for identifying and assessing the material risks facing the Company and providing periodic reports regarding such risks to the Audit Committee for review and evaluation of mitigation strategies. The ERM Committee also completes an annual risk assessment with regard to the Company’s overall compensation policies and practices, which is reviewed by the Compensation Committee.

12	Rayonier Inc.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

OVERSIGHT OF ENVIRONMENTAL AND SOCIAL SUSTAINABILITY
Rayonier recognizes its responsibility toward the environment and the communities in which we operate. Our commitment to socially responsible and sustainable practices is an integral part of how we do business and is aligned with our corporate mission ― to provide industry-leading financial returns to our shareholders while serving as a responsible steward of the environment and a beneficial partner to the communities in which we operate. The Board understands that its continued oversight of our Company’s commitment to the principles of social and environmental sustainability is of increasing importance to shareholders, as well as other constituencies. Our Nominating Committee has oversight responsibility for the Company’s policies, programs and strategies related to ESG matters. Rayonier also has an internal ESG Working Group comprised of subject matter experts, which is responsible for our ESG short-and long-term goals, initiatives and strategies.
In 2020, the Nominating Committee continued its focus on reviewing the Company’s ESG-related disclosure as well as reviewing ESG-related matters significant to the Company and overseeing the formulation of our ESG strategies and goals. Additionally, we continued our commitment to increase transparency by publishing our first-ever Environmental and Social Report, as well as aligning our disclosure to the Sustainability Accounting Standards Board (SASB).
Furthermore, in March 2021, we released our inaugural Carbon Report detailing the positive net carbon impact generated by our forestry operations. This stand-alone report is unique and comprehensive and provides a clear accounting of how Rayonier's sustainable forests are part of the solution for achieving net zero emissions globally. To access this report, along with our other ESG-related disclosure, visit our Responsible Stewardship page: www.rayonier.com/sustainability/responsible-stewardship.
Rayonier remains committed to our ESG efforts, specifically increasing transparency on ESG matters that we believe are relevant to our business and that meet the overall needs of investors. Our ESG efforts continue to evolve and as always, Rayonier welcomes shareholder feedback.

NON-MANAGEMENT DIRECTOR MEETINGS
Our non-management directors met separately in five (5) regularly scheduled meetings during 2020.
BOARD SELF-EVALUATION PROCESS
Pursuant to our Corporate Governance Principles, the Nominating Committee is responsible for establishing and overseeing a process for annual self-evaluation of the effective operation and performance of our Board and of each Board committee. We use a discussion-based process, with a questionnaire to facilitate discussion, in which each director discusses privately with our Corporate Secretary Board and committee composition, including appropriateness and diversity of skills, background, experience and structure, Board training, additional presentations on various topics, refinements to meeting materials and presentation format, opportunities to improve Board and committee governance, performance and effectiveness, as well as any other topics or concerns the director may have. Additionally, the format and effectiveness of the evaluation process and whether to engage a third-party facilitator is also part of the review. Each director may also provide feedback directly to the Chair of the Nominating Committee as part of this process. The results of the discussions are aggregated by our Corporate Secretary then reported to the Board and committees utilizing a roundtable discussion format, and any necessary follow-up actions are developed. Our Board believes that the format of one-on-one private discussions with our Corporate Secretary is effective and elicits candid input and feedback.
DIRECTOR ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS
Directors are encouraged, but not required, to attend the Annual Meeting of Shareholders. At the 2020 Annual Meeting, all directors were in attendance.
COMMUNICATIONS WITH THE BOARD
Shareholders and other interested parties who would like to communicate their concerns to one or more members of the Board, a Board committee, the Chair or the independent non-management directors as a group may do so by writing to any such party or group at Rayonier, c/o Corporate Secretary, 1 Rayonier Way, Wildlight, Florida 32097. All concerns received will be appropriately forwarded and, if deemed appropriate by the Corporate Secretary, may be accompanied by a report summarizing such concerns.

2021 Proxy Statement	13

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
DIRECTOR NOMINATION PROCESS
Potential director candidates may come to the attention of the Nominating Committee through current directors, management, shareholders and others. It is the policy of our Nominating Committee to consider director nominees submitted by shareholders based on the same criteria used in evaluating candidates for Board membership identified from any other source.
DIVERSITY
Our Nominating Committee utilizes a skills-matrix to evaluate the specific personal and professional attributes of each director candidate versus those of the existing Board members to ensure diversity, breadth of experience and expertise among our directors. The Nominating Committee assesses such diversity through its annual assessment of Board structure and composition and its review of the annual Board and committee performance evaluations.
RELATED PERSON TRANSACTIONS
Our Board has adopted a written policy designed to minimize potential conflicts of interest in connection with Company transactions with related persons. Our policy defines a “Related Person” to include any director, executive officer or person owning more than five percent of the Company’s stock, any of their immediate family members and any entity with which any of the foregoing persons are employed or affiliated. A “Related Person Transaction” is defined as a transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000 and a Related Person has or will have a direct or indirect material interest. For 2020, except as described below for Mr. Bass, no Related Person Transactions were submitted to the Nominating Committee for approval or ratification, and no transaction with any Related Person was identified.
In January 2020, we entered into an agreement to sell developed lots to Mattamy Jacksonville LLC, a wholly owned subsidiary of Mattamy Homes US, for an aggregate base purchase price of $4.45 million (in multiple real estate closings expected to occur over a 2 year period), plus additional consideration as to each lot to the extent the ultimate sales price of each finished home exceeds agreed price thresholds (“Mattamy Contract”). The Mattamy contract also includes marketing fee revenue based on 1.25% of the sales price of each finished home. In September 2020, Keith Bass, a member of our Board of Directors, was named the Chief Executive Officer of Mattamy Homes US. Following this development, the Mattamy Contract and the ongoing obligations therein were reviewed by the Nominating Committee in accordance with established policies and procedures regarding the authorization and approval of transactions with related parties. In 2020, Rayonier received revenue of $3.07 million under the Mattamy Contract.

STANDARD OF ETHICS AND CODE OF CORPORATE CONDUCT
The Company’s Standard of Ethics and Code of Corporate Conduct is available on the Company’s website (www.rayonier.com).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; PROCESSES AND PROCEDURES
Keith E. Bass, Scott R. Jones, Richard D. Kincaid, Blanche L. Lincoln, and V. Larkin Martin each served as members of our Compensation Committee during the fiscal year ended December 31, 2020. No member of the Compensation
Committee served as one of our officers or employees at any time during 2020 or had any Related Person Transaction or relationship required to be disclosed in this Proxy Statement, except as otherwise described above under “Related Person Transactions” with respect to Mr. Bass. Following Mr. Bass’ appointment as the Chief Executive Officer of Mattamy Homes US, the Company established a sub-committee of the Compensation Committee comprised entirely of “non-employee directors” for purposes of equity awards granted pursuant to Rule 16b-3 of the Exchange Act. None of our executive officers serve, or served during 2020, as a member of the board of directors and compensation committee of a public company with at least one of its executive officers serving on our Board or Compensation Committee.

14	Rayonier Inc.

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS
PROPOSAL NO. 2 — NON-BINDING ADVISORY VOTE ON “SAY-ON-PAY”
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), the requirements of Section 14A of the Exchange Act and related SEC rules, and the preference expressed by a majority of our shareholders at our 2017 Annual Meeting, we are providing shareholders with an annual advisory vote on the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis ("CD&A") beginning on page 16, and in the tables and other narrative disclosure in this Proxy Statement.
As described in detail in such disclosures, our executive compensation programs are designed to focus our senior leaders on the creation of long-term shareholder value. Our compensation programs provide a substantial majority of named executive officer compensation in the form of “at risk” performance-based incentives, consisting primarily of long-term stock-based awards. We believe this properly aligns the interests of our executives with those of our shareholders, and with the long-term objectives of the Company.
This proposal provides shareholders with the opportunity to endorse or not endorse our compensation arrangements for our named executive officers through the following resolution:
“RESOLVED, that the Company’s shareholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and related material).”
While this vote is not binding, the Board and our Compensation Committee value the opinions of our shareholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

NAMED EXECUTIVE OFFICERS

Name	Title
David L. Nunes	President and Chief Executive Officer
Mark D. McHugh	Senior Vice President and Chief Financial Officer
Douglas M. Long	Senior Vice President, Forest Resources
W. Rhett Rogers	Vice President, Portfolio Management
Mark R. Bridwell	Vice President, General Counsel and Corporate Secretary

2021 Proxy Statement	15

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS
This CD&A provides information about our 2020 compensation programs for our named executive officers.

CD&A TABLE OF CONTENTS
EXECUTIVE SUMMARY	Page 17
○ Our Compensation Philosophy	Page 17
○ Say-on-Pay	Page 17
○ Compensation Policies and Governance Practices Summary	Page 17
COMPONENTS OF EXECUTIVE COMPENSATION	Page 18
○ Base Salary	Page 19
○ Annual Bonus Program	Page 19
○ Long-Term Incentives	Page 20
OTHER COMPENSATION INFORMATION	Page 23
○ Executive Perquisites	Page 23
○ Retirement Benefits	Page 23
○ Post-Termination and Change in Control Benefits	Page 24
DECISION-MAKING PROCESS	Page 24
○ Role of the Compensation Committee, Management and Advisors	Page 24
○ Compensation Benchmarking	Page 25
COMPENSATION POLICIES AND GOVERNANCE PRACTICES	Page 25
○ Stock Ownership Guidelines	Page 25
○ Prohibition on Hedging and Pledging Share Ownership	Page 26
○ Tax Considerations	Page 26
○ Clawback Policy	Page 26
REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE	Page 26

16	Rayonier Inc.

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

OUR COMPENSATION PHILOSOPHY. Our compensation philosophy emphasizes “pay for performance” programs designed to reward superior financial performance and sustained increases in the value of our shareholders’ investment in Rayonier, while recognizing the need to maintain competitive base pay, retirement, health care, severance and other fixed compensation programs. We generally target total compensation levels consistent with the median of our peer group and survey benchmarks, with an emphasis on long-term incentive compensation. By providing a substantial portion of our named executive officers’ total targeted compensation in the form of long-term incentive awards, we seek to drive sustainable increases in our market valuation and to outperform our peers on a relative total shareholder return basis while promoting equity ownership to further align the interests of our executives with our shareholders.
SAY-ON-PAY. The Compensation Committee carefully considers the results of our shareholders’ advisory “Say-on-Pay” vote. Last year, our shareholders expressed a high level of support for the compensation of our named executive officers, with 98.5% of the votes cast in favor of our compensation programs and practices.
COMPENSATION POLICIES AND GOVERNANCE PRACTICES SUMMARY.

	WHAT WE DO		WHAT WE DON’T DO
✓	Pay for performance with focus on long-term value creation	✗	No employment agreements
		✗	No single-trigger change in control provisions for equity awards
✓	Maintain robust share ownership requirements
		✗	No excise tax gross-ups
✓	Maintain a comprehensive clawback policy	✗	No hedging or pledging of Company stock
✓	Avoid compensation practices that encourage inappropriate risk	✗	No excessive executive perquisites
		✗	No repricing of underwater options
✓	Engage an independent compensation consultant and conduct an annual compensation review
✓	Maintain an independent Compensation Committee
✓	Cap performance share awards payable if total shareholder return for the period is negative

2021 Proxy Statement	17

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS

COMPONENTS OF EXECUTIVE COMPENSATION

PAY ELEMENT	DESCRIPTION AND PURPOSE
Base Salary	•	Fixed cash compensation that recognizes level of responsibilities, experience, expertise and individual performance
	•	Helps attract and retain talented executives
	•	Evaluated against external market data annually
Annual Bonus Program	•	“At risk” performance-based cash compensation that rewards achievement of key annual financial metrics and strategic initiatives
Long-Term Incentives	•	“At risk” equity-based stock compensation that encourages and rewards long-term performance
	•	Two components:
○ Performance shares (weighted 60%), which pay out based on relative total shareholder return over a three-year performance period
○ Time-based restricted stock units (weighted 40%), which vest over five years (in one-third increments on the third, fourth and fifth anniversary of grant)
	•	Aligns management interests with those of our investors
	•	Promotes an “ownership” mentality that fosters the long-term perspective necessary for sustained success
•
Ultimate value of these awards depends upon our performance in delivering value to shareholders both in absolute terms through restricted stock units and relative to our peers through performance shares

Consistent with our compensation philosophy, a substantial majority of senior executive compensation is in the form of variable “at risk” pay, aligning compensation with performance and shareholder value creation. For 2020, the portion of total target compensation (which is comprised of base salary and targeted annual and long-term incentive award levels) allocated to variable “at-risk” compensation was 81% for our CEO and 66% on average for our other named executive officers.
2020 TARGET COMPENSATION MIX
We do not have specific pay ratios for our CEO as compared to our other senior executives, but the Compensation Committee does take into account internal pay equity factors to ensure that compensation differences within the Company are consistent with respect to different job levels and responsibilities. For example, the Compensation Committee believes that the CEO has substantially more responsibility and impact on shareholder value than any other named executive officer. Therefore, the Compensation Committee sets his total compensation at a level appreciably higher in relation to that of other named executive officers, but at a level the Compensation Committee believes is appropriate and reflective of market practice and with a greater portion of his total compensation contingent on our performance.

18	Rayonier Inc.

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS

BASE SALARY. Base salary is a fixed compensation component intended to compensate our executives based on experience, expertise and job responsibilities. Each year, the Compensation Committee reviews the base salary of our CEO and each of his direct reports, including all of our named executive officers. In making adjustments to base salary levels, the Compensation Committee considers a number of factors including: external market data, the approved annual salary budget, level of responsibilities, experience and breadth of knowledge, and individual performance. Base salaries for our named executive officers in 2020 were as follows:

Named Executive Officer	Base Salary (Effective 4/1/20)
David Nunes	$825,000
Mark McHugh	$510,000
Doug Long	$420,000
Rhett Rogers	$375,000
Mark Bridwell	$375,000

ANNUAL BONUS PROGRAM. Under the Rayonier Non-Equity Incentive Plan, we provide cash compensation in the form of an annual bonus incentive designed to reward executives based on the Company’s financial performance against key budgeted financial metrics and the attainment of identified strategic objectives. The annual bonus program provides for a target bonus award opportunity for each executive, expressed as a percentage of base salary. For 2020, the target bonus award opportunities for the named executive officers were as follows: Mr. Nunes, 125%; Messrs. McHugh and Long, 75%; and Messrs. Rogers and Bridwell, 55%.

Bonus Plan Metrics. For 2020, Recurring Cash Flow performance against budget, weighted 80%, and performance against our annual Strategic Objectives and a Quality of Earnings Assessment, weighted 20%, were used to fund the overall bonus pool. The Compensation Committee believes that Recurring Cash Flow provides a strong measure of management performance, as it isolates the operational cash flow performance of the business excluding the impact of extraordinary items (both positive and negative) while also accounting for ongoing capital investment. Recurring Cash Flow is defined as Cash Available for Distribution plus interest expense, which eliminates the impact of capital structure decisions, plus cash taxes. Cash Available for Distribution is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and real estate development investments) and working capital and other balance sheet changes.
The bonus pool funding level is calculated using the table below, interpolating values between the threshold, target and maximum levels, with zero payout for performance below threshold:

	Threshold	Target	Maximum
Recurring Cash Flow (80%)
Percentage of Budgeted Recurring Cash Flow Achieved	80% of Budget	Budget	110% of Budget
Bonus Pool Funding Level	40% of Target Awards	80% of Target Awards	120% of Target Awards
Strategic Objectives / Quality of Earnings Assessment (20%)
Bonus Pool Funding Level	0% of Target Awards	20% of Target Awards	30% of Target Awards
Total	40% of Target Awards	100% of Target Awards	150% of Target Awards
Under our bonus pool structure, individual awards can be adjusted down to 0% or up to +30% of the calculated payout level, not to exceed 150% of target awards, based on individual performance.
Measuring 2020 Results. Performance results under our annual bonus program with respect to Recurring Cash Flow may be adjusted to take into account material unusual, nonrecurring and non-budgeted items impacting the bonus calculation. For 2020, two adjustments were made to our Recurring Cash Flow budget: (1) we adjusted the budget to

2021 Proxy Statement	19

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS
include incremental Recurring Cash Flow expected to be generated as a result of our merger with Pope Resources; and (2) we adjusted the initial budget to exclude harvest volumes that we were unable to harvest due to the divestiture of our Mississippi timberlands (which was used to partially fund the Pope Resources transaction). The Pope Resources adjustment was based on our first comprehensive financial forecast in July 2020 following the closing of the merger in May 2020. The Committee did not make any adjustments as a result of the COVID-19 pandemic.
Payout at target award levels for 2020 required achievement of Recurring Cash Flow of $188.2 million, representing the annual budgeted amount of $180.4 million approved by the Board in January 2020, plus the impact of the two adjustments discussed above totaling $7.8 million. Actual Recurring Cash Flow for 2020 was $203.6 million, resulting in funding for the financial performance component at 112.6% of target.

Our strategic objectives for 2020 centered around successfully financing, closing and integrating the Pope Resources acquisition, pursuing value accretive growth through a targeted investment strategy, increasing our export capacity and improving our export value chain competitiveness, executing on initiatives to improve efficiencies, reduce costs and streamline decision-making, enhancing our market intelligence program and proprietary analytical tools, further developing and executing strategies to create value in our Real Estate segment, implementing contractor safety initiatives and continuing efforts to achieve certification under OSHA's Voluntary Protection Program, identifying and executing strategic partnerships with our contractors, and developing the framework for an early career development rotational program for implementation in 2021.

After assessing performance for 2020 against the identified strategic objectives, as well as reviewing a detailed variance analysis of budgeted versus actual financial performance, the Compensation Committee approved a payout of 30% for the strategic objectives and quality of earnings component of the bonus, bringing the overall payout level to 142.6% of target awards for each named executive officer. In making this determination, the Compensation Committee was pleased with management’s ability to navigate an extraordinarily challenging year given the operational and logistical challenges caused by COVID-19, and to deliver above-budget financial results for the full year. Additionally, the Compensation Committee was pleased with the efforts throughout the organization to complete the financing, closing and integration of the Pope Resources acquisition, particularly given the extreme market turmoil and travel restrictions that existed at the time, which required much of the integration work to be done remotely. The Committee was also pleased with our solid performance with respect to 2020 strategic objectives, and, most importantly, the extraordinary dedication and resiliency of our employees amid the unprecedented challenges brought on by the COVID-19 pandemic.
Final 2020 Bonus Awards. The final annual bonuses earned by our named executive officers for 2020 were approved by the Compensation Committee and, for Mr. Nunes, by our independent directors, in February 2021, and appear in the Summary Compensation Table on page 27, under the heading “Non-Equity Incentive Plan Compensation.” As discussed above, the bonus pool funding for 2020 was 142.6% of target, and no adjustments were made to the earned bonuses for the named executive officers.
LONG-TERM INCENTIVES. The Rayonier Incentive Stock Plan provides the Compensation Committee the flexibility to award long-term compensation incentives through a variety of equity-based awards. Long-term incentive awards allow us to offer a competitive overall compensation package, and also provide opportunities for share ownership by our executives in order to increase their proprietary interest in Rayonier and, as a result, their interest in our long-term success and commitment to creating shareholder value.
For 2020, the Compensation Committee allocated long-term incentive compensation for our named executive officers between performance shares (weighted 60%) and time-based restricted stock units (weighted 40%). The Compensation Committee believes the plan reinforces the long-term ownership culture that we seek to promote among our executives, provides a strong incentive to our executives to focus on the ongoing creation of shareholder value and to deliver sustained increases in the Company’s market valuation, and provides a retention incentive for our executives. In setting the grant date value of target long-term incentives to be awarded to each named executive officer, the Compensation Committee considers external market pay data, performance and potential, as discussed below under “Compensation Benchmarking.” Long-term incentive target award values for 2020 are reflected below:

20	Rayonier Inc.

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officer	2020 Performance Shares Target Value (1)	2020 Restricted Stock Units Target Value (1)	Total Long-Term Incentive Target Value
David Nunes	$1,500,000	$1,000,000	$2,500,000
Mark McHugh	$555,000	$370,000	$925,000
Doug Long	$315,000	$210,000	$525,000
Rhett Rogers	$210,000	$140,000	$350,000
Mark Bridwell	$210,000	$140,000	$350,000
(1) These amounts reflect the approved target value of long-term incentive compensation granted to our NEO's in 2020. The actual grant-date fair values of these grants, computed in accordance with FASB ASC Topic 718, are shown in the "Summary Compensation Table" on page 27 and the "Grants of Plan-Based Awards" table on page 29. Long-term incentive payouts in 2020, if any, are reflected in the “Option Exercises and Stock Vested” table on page 31.
Time-Based Restricted Stock Units. The time-based restricted stock unit awards vest in one-third increments on the third, fourth and fifth anniversaries of the grant date. The vesting period is designed to align the interests of our senior leadership team with the interests of our shareholders by focusing on the long-term success of our company while also promoting retention.
Performance Shares. The target award level is determined at the beginning of a 36-month performance period. Performance share awards were approved by the Compensation Committee (and, for the CEO, by our independent directors) in February 2020, and the performance period began on April 1, 2020 and ends on March 31, 2023.
The payout, if any, will be based on the level of economic return we produce for our shareholders (referred to as total shareholder return or “TSR”) relative to that produced by the 2020 Performance Share Peer Group, chosen by the Compensation Committee as those companies most likely to be considered “operational and/or capital markets competitors” to Rayonier.

TSR is calculated for the performance period based upon the return on a hypothetical investment in Rayonier shares versus the return on an equal hypothetical investment in each of the peer companies, in all cases assuming reinvestment of dividends. The 2020 Performance Share Award Program awards will be paid out, if at all, in April 2023 after the end of the performance period on March 31, 2023, based on our relative TSR performance percentile ranking against the peer group, as follows:

Percentile Rank	Payout Level (Expressed As Percent of Target Award Shares)
80th and Above	200%
51st – 79th	100% (plus 3.33% for each incremental percentile position over the 50th Percentile)
50th	100%
31st – 49th	30% (plus 3.5% for each incremental percentile position over the 30th Percentile)
30th	30%
Below 30th	0%
The payout percentage is capped at 100% of target if Rayonier’s TSR for the performance period is negative.
The 2020 Performance Share Peer Group includes a custom peer group of timber companies and the companies comprising the real estate segment of the S&P 400 Midcap Index as shown below. As the timber companies are considered our closest competitors, they are counted 8 times within the TSR performance calculation while the real estate peers are counted one time.

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PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS

Custom Peer Group
Catchmark Timber Trust (8x)	Weyerhaeuser (8x)	PotlatchDeltic Corporation (8x)
American Campus Communities	Healthcare Realty Trust Inc.	Park Hotels & Resorts Inc
Brixmor Property Group Inc	First Industrial Realty Trust Inc.	Pebblebrook Hotel Trust
Camden Property Trust	Highwoods Properties, Inc	PS Business Parks, Inc.
CoreSite Realty Corporation	JBG Smith Properties	Omega Healthcare Investors, Inc.
Core Civic, Inc.	Jones Lang LaSalle Incorporated	Sabra Healh Care REIT Inc.
Corporate Office Properties Trust	Kilroy Realty Corporation	Service Properties Trust
Cousins Properties Incorporated	Lamar Advertising Company	Spirit Realty Capital, Inc
CyrusOne Inc.	Liberty Property Trust	Taubman Centers, Inc.
Diversified Healthcare Trust	Life Storage, Inc.	The GEO Group, Inc.
Douglas Emmett, Inc	Mack-Cali Realty Corporation	The Macerich Company
EastGroup Properties, Inc	Medical Properties Trust, Inc.	Urban Edge Properties
EPR Properties	National Retail Properties, Inc.	Weingarten Realty Investors

See below under Option Exercises and Stock Vested for information regarding our TSR performance achievement and the resulting payout under our 2017 Performance Share Award program covering the 36-month performance period ending March 31, 2020.

2021 Long-Term Incentive Program Changes. In the latter part of 2020, we initiated a comprehensive review of our existing long-term incentive program design with a view towards reassessing its alignment with our overall long-term incentive program goals. Overall, we continue to believe that our long-term incentive program should:
•promote an ownership mentality that incentivizes management to focus on long-term value creation;
•align the interests of management with shareholders;
•reflect the very long-dated nature of our assets; and
•along with our other compensation and benefits programs, provide a competitive compensation package that is compelling to current and prospective executives and promotes retention of key talent.

In reviewing our existing long-term incentive program, several key issues/challenges were identified, including:
•lack of a well-correlated group of timber peers complicates our relative TSR analysis – the number of direct timber peers has declined from six to three since 2015 due to sector consolidation, and two of those remaining peers have significant exposure to wood products manufacturing (versus Rayonier’s “pure-play” timberland business model);
•small size of our existing peer group (39 companies) and over-weighting of timber peers (currently 8x) can result in excessive payout volatility based on relatively small changes in TSR;
•market-standard three-year measurement period for performance shares does not fully capture the very long-dated nature of managerial decision-making with respect to our timberland assets (which generally have 25- to 40-year rotation cycles);
•our existing vesting schedule for restricted stock (i.e., vesting in thirds on the third, fourth and fifth anniversary of the grant) is out of line with competitive market compensation practices.

Based on a competitive assessment of the program and in an effort to address the identified issues/challenges, the following changes to our long-term incentive program were implemented for 2021:

Performance Share Program.
•Adopted a larger REIT peer group – the FTSE NAREIT All Equity REIT Index, which includes 159 companies.
•Changed the weighting of the three timber REIT peers in the percentile calculation from 8x to 5x.
•Adjusted the performance and payout schedule – the threshold level will change from a 30% payout at the 30th percentile to a 50% payout at the 25th percentile, and there will be a corresponding reduction in the upside potential, which will change from a 200% maximum payout at the 80th percentile to a 175% maximum payout at the 75th percentile.
•Added a 1-year post-vesting holding period that applies to VPs and above, along with a 400% total value cap on performance shares, which limits the overall value delivered per earned share to 4x the stock price on the grant date. Both features are designed to align with shareholder interests, with the latter feature further intended to avoid “windfall” payouts driven by excess volatility.

22	Rayonier Inc.

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS

Restricted Stock Vesting. We have revised our vesting schedule for 2021 to align more closely with common market practice of 25% per year over 4 years versus our prior back-end loaded vesting schedule of one-third per year in years 3, 4 and 5. Note that we implemented above market stock ownership guidelines in 2019 (i.e., CEO: at least 8x base salary, CFO: at least 4x base salary, and Other SVPs: at least 3x base salary), which we will continue to maintain. We believe that our stock ownership policy combined with our revised market-based vesting schedule balances our goal of aligning management’s interests with those of shareholders while creating a more market-competitive compensation structure that better supports our recruiting efforts.

Long-Term Incentive Program Mix. Given the various challenges identified with our performance share program, along with our belief that creating a stock ownership culture is the most important factor in aligning management and shareholder interests, we have shifted the mix of our long-term incentive awards to 50% performance shares and 50% time-based restricted stock units.
OTHER COMPENSATION INFORMATION
EXECUTIVE PERQUISITES. In addition to benefits that are available broadly to our employees, Rayonier executive officers are eligible to participate in the Executive Physical Program. Each executive-level employee of the Company is encouraged to have a physical examination every year. The Company does not offer any other executive perquisites.
RETIREMENT BENEFITS. We maintain the following plans and programs to provide retirement benefits to salaried employees, including the named executive officers, to the extent such employees are eligible participants under the plan terms:

•	the Rayonier Investment and Savings Plan for Salaried Employees (our 401(k) plan);
•	the Rayonier Inc. Supplemental Savings Plan;
•	the Retirement Plan for Salaried Employees of Rayonier;
•	the Rayonier Excess Benefit Plan; and
•	the Rayonier Salaried Retiree Medical Plan.
The benefits available under the plans listed above are intended to provide income replacement after retirement, primarily through distributions from a 401(k) or other deferred compensation plan. We place great value on the long-term commitment that many of our employees and named executive officers have made to us and wish to incentivize them to remain with the Company with a focus on building sustainable value over the long term. Therefore, the Company has determined that it is appropriate to provide employees with competitive retirement benefits as part of their overall compensation package.
Our defined contribution retirement plans are designed to encourage employees to take an active role in planning, saving and investing for retirement. As a supplement to our 401(k) plan, the Supplemental Savings Plan is designed to provide eligible employees and executives with a convenient and efficient opportunity to save for retirement while deferring applicable income taxes until withdrawal. For a detailed description of the Supplemental Savings Plan, see the discussion following the “Nonqualified Deferred Compensation” table on page 33.
Our defined benefit pension plans, the Retirement Plan for Salaried Employees of Rayonier and the Rayonier Excess Benefit Plan, were closed to new employees on January 1, 2006. On December 31, 2016, benefits under our defined benefit pension plans were frozen for all participants. No additional benefits will be accrued under these plans. Of our named executive officers, Messrs. Long and Rogers are participants in these plans. Our other named executive officers were hired after January 1, 2006 and are ineligible to participate. For detailed descriptions of our Retirement Plan for Salaried Employees and the Rayonier Excess Benefit Plan, see the discussion following the “Pension Benefits” table on page 32.
For those eligible participants who were employed prior to the January 1, 2006 closure to new participants, the Rayonier Salaried Retiree Medical Plan provides salaried employees eligible for retirement with access to a Company-sponsored healthcare plan funded entirely by the plan participants. This benefit is extended on an equivalent basis to all eligible retirees who are plan participants.
The Compensation Committee reviews these retirement benefits programs periodically to evaluate their continued competitiveness.

2021 Proxy Statement	23

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS
POST-TERMINATION AND CHANGE IN CONTROL BENEFITS
Severance Pay Plan. The Severance Pay Plan for Salaried Employees provides severance benefits to all salaried employees of Rayonier, including the named executive officers, in the event their employment is terminated (other than “for cause” and other non-qualifying terminations defined in the plan). Upon execution of a satisfactory separation agreement, the severance benefit available to our named executive officers ranges from 20 weeks to 26 weeks of base salary, plus an additional week of base salary for each year of service over one year.
Executive Severance Pay Plan. The Compensation Committee recognizes that, as with all publicly-traded corporations, there exists the possibility of a change in control of Rayonier and that the uncertainty created by that possibility could result in the loss or distraction of senior executives, to the detriment of Rayonier and our shareholders. The Executive Severance Pay Plan, referred to in this discussion as the “Executive Plan,” reflects the Compensation Committee’s view that it is critical to encourage executive retention and that the continued attention and dedication of our senior executives should be fostered, notwithstanding the possibility, threat, rumor or occurrence of a change in control of Rayonier. In addition, the Executive Plan is intended to align executive and shareholder interests by enabling executives to consider corporate transactions that may be in the best interests of our shareholders and other constituents without undue financial concern over whether the transaction would jeopardize the executives’ own employment.

The Executive Plan achieves these objectives by providing benefits to eligible executives designated by the Compensation Committee, which currently include all of our named executive officers, in the event of a change in control of the Company. Any benefits payable require a “double-trigger,” meaning in addition to a change in control, the executive must be involuntarily terminated (other than “for cause”) or resign for “good reason” before any payments or benefits are triggered. If the executive is involuntarily terminated (other than “for cause”) or resigns for “good reason” within 24 months of the change in control, he or she will be entitled to enhanced severance benefits, which depend on the executive’s status as a Tier I or Tier II executive. The Executive Plan has no excise tax gross-up provision. The Executive Plan includes a best net benefit provision, which provides eligible executives with the greater of (1) the full benefit, with the executive personally responsible for paying the excise tax, or (2) a capped benefit, with the amount reduced just below the threshold for triggering the excise tax. The Compensation Committee reviews the Executive Plan annually and retains the discretion to terminate the Executive Plan, or to include or exclude any executive, including any named executive officer, at any time prior to a change in control. As of December 31, 2020, Messrs. Nunes, McHugh and Long are included as Tier I executives, and Messrs. Rogers and Bridwell are included as Tier II executives.
The potential payments under the Executive Plan are calculated in the “Potential Payments upon Termination or Change in Control” table on page 34.
DECISION-MAKING PROCESS

ROLE OF THE COMPENSATION COMMITTEE, MANAGEMENT AND ADVISORS. The Compensation Committee has responsibility for establishing our compensation philosophy and for monitoring our adherence to it. The Compensation Committee reviews and approves compensation levels for all executive officers as well as all compensation, retirement, perquisite and benefit programs applicable to such officers. In addition to the Clawback policy discussed below, the Compensation Committee also has discretion to adjust short- and long-term incentive awards as it deems appropriate. The Compensation Committee establishes annual performance objectives for the CEO, evaluates his accomplishments and performance against those objectives, and, based on such evaluation, makes recommendations regarding his compensation for approval by the independent members of our Board. All of these functions are set forth in the Compensation Committee’s Charter, which is available on our website (www.rayonier.com) located under the Corporate Governance tab on our Investor Relations page and is reviewed annually by the Compensation Committee.
The Compensation Committee’s work is accomplished through a series of meetings throughout the year to ensure that all major elements of compensation are appropriately considered and that compensation and benefit programs are properly designed, implemented and monitored. Special meetings are held as needed to address matters outside the regular compensation cycle. Working with the Compensation Committee Chair, our Vice President, Human Resources and Information Technology prepares an agenda and supporting materials for each meeting. Our Vice President, Human Resources and Information Technology, and our Vice President, General Counsel and Corporate Secretary, along with Mr. Nunes, generally attend Compensation Committee meetings by invitation, but are excused for executive sessions. The Compensation Committee invites other members of management to attend meetings as it deems necessary to cover issues within their specific areas of expertise or responsibility.

24	Rayonier Inc.

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee also seeks advice and assistance from compensation consultants and outside counsel. The Compensation Committee has engaged a compensation consulting firm, FW Cook, to provide advice, relevant market data and best practices to consider when making compensation decisions, including decisions involving the CEO and the programs generally applicable to senior executives. FW Cook does not provide any services other than consulting services related to executive and Board compensation. The Compensation Committee has assessed the independence of our compensation consultant against the specific criteria under applicable SEC and NYSE rules and determined that no conflict of interest is or was raised by their work for the Compensation Committee.
COMPENSATION BENCHMARKING. In an effort to provide a competitive compensation package and to attract, motivate and retain a talented management team, the Compensation Committee studies market norms among our industry peers and references broad-based general industry and REIT compensation surveys for comparably sized companies. The Compensation Committee also considers the expertise and experience level of a given executive as well as individual, Company and market factors.

In setting 2020 compensation levels for senior executives, including each of the named executive officers, the Compensation Committee referenced median compensation levels at comparably sized general industry and real estate companies using a blend of two survey sources: (1) the WTW CDB Executive Compensation Survey for companies with revenues of $1 billion to $3 billion; and (2) the NAREIT Compensation Survey for companies with total capitalization between $3 billion and $10 billion. Because our market capitalization relative to our revenue base is significantly larger than many general industry companies in the WTW survey, the selection of a peer group based solely on revenue tends to create a negative bias in compensation benchmarks relative to the selection of a peer group based solely on market capitalization. To account for this bias, FW Cook calculated the median revenue-to-total-capitalization ratio for the companies in the S&P 400 Midcap Index (~0.45x times) and applied that ratio to our total capitalization to derive an adjusted revenue scope for the WTW survey, which fell within the $1 billion to $3 billion revenue "bucket" within the survey.
The Compensation Committee also reviewed compensation practices of our industry peer companies, as disclosed in each company’s annual proxy statement. These include PotlatchDeltic Corporation, Catchmark Timber Trust and Weyerhaeuser. While we do not place significant weighting on these companies when evaluating competitive pay levels given that one of these companies is much smaller and one much larger than Rayonier, the Committee does consider their annual bonus and long-term incentive program design practices.
For 2020, target total direct compensation (consisting of base salary, target annual bonus and target long-term incentive award) levels for our named executive officers on average were generally consistent with the median of the compensation surveys discussed above.
COMPENSATION POLICIES AND GOVERNANCE PRACTICES
STOCK OWNERSHIP GUIDELINES. We believe that share ownership requirements help to further focus the senior leadership team on the long-term success of our businesses and the interests of our shareholders. All executives at the Vice President level and above are required to acquire and hold, within five years after taking such position, Rayonier shares with a value equal to a designated multiple of their base salary as reflected below:

Position	Ownership Requirement
Chief Executive Officer	8x
Executive Vice Presidents & Chief Financial Officer	4x
Senior Vice Presidents	3x
Vice Presidents on Senior Leadership Team	2x
Vice Presidents	1x

We also require that each independent director, within four years of joining our Board, maintain a minimum ownership interest in Rayonier at a level equal to four times the director’s annual equity retainer. Prior to satisfying his or her ownership requirement, a director or executive is prohibited from selling any Rayonier shares other than shares withheld or sold to satisfy taxes in connection with a performance share payout, restricted stock/unit vesting or stock option

2021 Proxy Statement	25

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS
exercise. All of our directors and executive officers have met or are on track to meet their ownership requirements within the required period.
PROHIBITION ON HEDGING AND PLEDGING SHARE OWNERSHIP. Our executive officers and directors are not permitted to hedge their economic exposure to our common shares, to hold their ownership interests in our common shares in a margin account or to otherwise pledge their common shares as collateral for a loan. A more detailed description of our prohibition on hedging and pledging is included in the “Share Ownership of Directors and Executive Officers” section on page 38 and is incorporated in this CD&A by reference.
TAX CONSIDERATIONS. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”) precludes a public corporation from taking a deduction for compensation in excess of $1 million for certain of our named executive officers. In reviewing and establishing our compensation program and payments, the Compensation Committee considers the anticipated tax treatment to Rayonier and the named executive officers. However, deductibility of compensation is only one factor that the Compensation Committee takes into account in setting executive compensation, and the Compensation Committee retains the flexibility to award compensation that is not deductible in its discretion.
CLAWBACK POLICY. We have an extensive “Clawback Policy” that provides the Compensation Committee discretion to recover incentive awards paid or outstanding in the event of a financial restatement or detrimental conduct. Detrimental conduct includes failure to comply with material policies of the Company, committing an illegal act in connection with the performance of a covered employees’ duties or taking any action or failing to take action which puts the Company at material risk. The financial restatement provision of the policy applies to Section 16 Officers and allows the Compensation Committee to recover the difference between the incentive-based awards paid and the value that would have been paid had the restated financial information been known at the time the award was paid. The detrimental conduct provision applies to a broader group of management and provides the Compensation Committee discretion to recover all or a portion of any incentive awards paid or outstanding during the prior 36 months.
REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
The Compensation Committee has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, recommended to the Board that the CD&A be included in this Proxy Statement, which is incorporated by reference into the Company’s 2020 Annual Report on Form 10-K filed with the SEC.
The Compensation and Management Development Committee:

Scott R. Jones, Chair	Meridee A. Moore
Keith E. Bass	V. Larkin Martin

26	Rayonier Inc.

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
This table discloses compensation for 2020, 2019 and 2018 for Rayonier’s Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1) (2)	Option Awards	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value & Non-Qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
David Nunes	2020	$818,750	—	$3,002,811	—	$1,459,420	—	$129,835	$5,410,816
President & Chief	2019	$775,000	—	$2,707,451	—	$1,008,470	—	$192,081	$4,683,002
Executive Officer	2018	$693,750	—	$2,496,488	—	$1,005,940	—	$122,320	$4,318,498
Mark McHugh	2020	$501,250	—	$1,111,041	—	$536,090	—	$55,621	$2,204,002
SVP & Chief	2019	$463,750	—	$974,669	—	$362,070	—	$53,057	$1,853,546
Financial Officer	2018	$426,500	—	$721,191	—	$401,980	—	$48,012	$1,597,683
Doug Long	2020	$415,000	—	$630,585	—	$443,840	$280,977	$38,343	$1,808,745
SVP, Forest	2019	$390,000	—	$541,491	—	$304,490	$302,741	$37,719	$1,576,441
Resources	2018	$355,000	—	$416,094	—	$283,110	—	$33,095	$1,087,299
Rhett Rogers	2020	$356,250	—	$420,370	—	$279,410	$127,930	$35,369	$1,219,329
VP, Portfolio	2019	$300,000	—	$324,900	—	$171,770	$128,792	$29,727	$955,189
Management	2018	$243,750	—	$166,440	—	$141,380	—	$21,627	$573,197
Mark Bridwell	2020	$370,500	—	$420,370	—	$290,580	—	$39,471	$1,120,921
VP, General	2019	$352,750	—	$351,988	—	$201,970	—	$44,386	$951,094
Counsel & Corp	2018	$337,500	—	$360,616	—	$269,160	—	$42,020	$1,009,296
Secretary

(1)	Represents the aggregate grant date fair value for performance share and restricted stock unit awards, computed in accordance with FASB ASC Topic 718 granted in 2020, 2019 and 2018. For 2020, the Stock Awards column includes the grant date fair value of performance shares at target and restricted stock unit awards as follows:

	Performance Shares	Restricted Stock Units
Mr. Nunes	$2,002,802	$1,000,008
Mr. McHugh	$741,044	$369,997
Mr. Long	$420,596	$209,989
Mr. Rogers	$280,378	$139,993
Mr. Bridwell	$280,378	$139,993

Performance share payouts are based on market conditions and as such, the awards are valued using a Monte Carlo simulation model. A discussion of the assumptions used in calculating these values may be found in the “Incentive Stock Plans” section included in the notes to our financial statements included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2020, 2019 and 2018.
(2)	For 2020, the following amounts reflect the grant date fair value of the performance share awards, assuming that the highest level of performance is achieved under the 2020 Performance Share Award Program: Mr. Nunes, $3,000,004; Mr. McHugh, $1,110,012; Mr. Long, $630,012; Mr. Rogers, $419,979; and Mr. Bridwell, $419,979.
(3)	Represents awards under the 2020, 2019 and 2018 bonus programs discussed in the CD&A beginning on page 16.
(4)	For Messrs. Long and Rogers, these amounts represent the annual change in actuarial present value of the participant’s pension benefit under the Company’s retirement plans. For 2018, Messrs. Long and Roger’s aggregate change in pension value was negative. In accordance with SEC rules, the value shown in the table for 2018 is zero. The actual change in pension value from December 31, 2017 to December 31, 2018 for Mr. Long was $(133,018) and for Mr. Rogers was $(41,029).

2021 Proxy Statement	27

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS

(5)	For each year presented, these amounts include Company contributions to the Rayonier Investment and Savings Plan for Salaried Employees, our 401(k) Plan; Company contributions to the Rayonier Excess Savings and Deferred Compensation Plan; interest paid on dividend equivalents; relocation benefits and related tax gross-ups; and the costs of executive physical examinations. The amounts reflect 401(k) Plan Company contributions as follows: for 2020: Messrs. Nunes, McHugh, Long, Rogers, and Bridwell: $18,810; for 2019: Messrs. Nunes, McHugh, Long, Rogers, and Bridwell, $18,480; for 2018: Messrs. Nunes, McHugh, Long, Rogers, and Bridwell, $18,150. The amounts reflect Excess Savings Company contributions as follows: for 2020: Mr. Nunes, $101,787, Mr. McHugh, $33,824, Mr. Long, $17,715, Mr. Rogers, $16,039, and Mr. Bridwell, $18,973; for 2019: Mr. Nunes, $99,062, Mr. McHugh, $29,011, Mr. Long, $15,753, Mr. Rogers, $10,651, and Mr. Bridwell, $22,566; for 2018: Mr. Nunes, $91,637, Mr. McHugh, $25,684, Mr. Long, $12,996, Mr. Rogers, $3,238, and Mr. Bridwell, $21,363. The amount reflects interest paid on dividend equivalents associated with restricted stock/units and performance shares as follows: for 2020: Mr. Nunes, $9,090, Mr. McHugh, $2,987, Mr. Long, $1,818, Mr. Rogers, $520, and Mr. Bridwell, $1,688; for 2019: Mr. Nunes, $74,539, Mr. McHugh, $5,566, Mr. Long, $3,340, Mr. Rogers, $596, and Mr. Bridwell, $3,340; for 2018: Mr. Nunes, $12,533, Mr. McHugh, $4,178, Mr. Long, $1,880, Mr. Rogers, $239, and Mr. Bridwell, $2,507. All amounts reflect actual expenses incurred and paid by the Company in providing these benefits.

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of David Nunes, our President and Chief Executive Officer (our “CEO”). For fiscal 2020:

•	The median of the annual total compensation of all employees of our Company (other than our CEO) was $99,285; and
•	The annual total compensation of our CEO, as reported in the Summary Compensation Table above, was $5,410,816.
Based on this information, for 2020, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 54 to 1.
We last identified our median employee in 2018 in accordance with SEC rules which permit companies to use the same median employee for up to three consecutive years so long as certain conditions are met. Accordingly, we were required to identify a new median employee in 2021. To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we used the following methodology and material assumptions, adjustments and estimates:

•	We determined that, as of December 31, 2020, our employee population consisted of 413 employees, with 76% of these individuals located in the United States and 24% located in New Zealand. This population consisted of our full-time and part-time employees. We selected December 31, 2020, as the date upon which we would identify the “median employee”.
•	To identify the median employee from our employee population, we compared the amount of salary paid in 2020, annual cash incentive compensation awarded for 2020, and the grant date value of equity awards granted in 2020 for each employee. In making this determination, we annualized the compensation of one part-time and 77 full-time employees who were hired in 2020 but did not work for us for the entire fiscal year. We did not make any cost-of-living adjustments in identifying the median employee.
•	Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K using the same calculation for annual total compensation as is used for the Summary Compensation Table.
•	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of Summary Compensation Table above.

28	Rayonier Inc.

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS
GRANTS OF PLAN-BASED AWARDS
This table discloses potential payouts under the Rayonier Non-Equity Incentive Plan and the 2020 Performance Share Award Program along with 2020 restricted stock unit awards for our named executive officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards (4)
Name	Grant Date	Approval Date	Thres- hold	Target	Maxi- mum	Thres- hold (#)	Target (#)	Maxi- mum (#)
David Nunes	—	—	$409,375	$1,023,437	$1,535,156
	4/1/2020	2/20/2020				20,483	68,275	136,550		$2,002,802
	4/1/2020	2/20/2020							45,517	$1,000,008
Mark McHugh	—	—	$150,375	$375,938	$563,907
	4/1/2020	2/20/2020				7,579	25,262	50,524		$741,044
	4/1/2020	2/20/2020							16,841	$369,997
Doug Long	—	—	$124,500	$311,250	$466,875
	4/1/2020	2/20/2020				4,301	14,338	28,676		$420,596
	4/1/2020	2/20/2020							9,558	$209,989
Rhett Rogers	—	—	$78,375	$195,938	$293,907
	4/1/2020	2/20/2020				2,867	9,558	19,116		$280,378
	4/1/2020	2/20/2020							6,372	$139,993
Mark Bridwell	—	—	$81,510	$203,775	$305,663
	4/1/2020	2/20/2020				2,867	9,558	19,116		$280,378
	4/1/2020	2/20/2020							6,372	$139,993

(1)	Reflects potential awards under the Rayonier Non-Equity Incentive Plan. Awards can range from 0% to 150% of the target award. See the “Annual Bonus Program” section of the CD&A beginning on page 19. The actual amount earned by each named executive officer for 2020 is reflected in the Summary Compensation Table on page 27 under the “Non-Equity Incentive Plan Compensation” column.
(2)	Reflects potential awards, in number of shares, under the 2020 Performance Share Award Program. Awards can range from 0% to 200% of the target award. Please refer to the “Performance Shares” section of the CD&A beginning on page 21.
(3)	Reflects awards of time-based restricted stock units, in number of shares, granted as part of our 2020 long-term incentive program. Please refer to the "Time-Based Restricted Stock Units" section of the CD&A beginning on page 21.
(4)	Reflects the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. Values for equity incentive plan awards subject to market conditions are valued using a Monte Carlo simulation model.

2021 Proxy Statement	29

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
This table discloses outstanding stock option, performance share and restricted stock/unit awards for the named executive officers as of December 31, 2020.

		Option Awards				Stock Awards
								Equity Incentive Plan Awards
Name	Grant Date	Number of Securities Underlying Unexer- cised Options (#) Exercisable	Number of Securities Underlying Unexer- cised Options (#) Unexer- cisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Number of Unearned Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units That Have Not Vested (4)
David Nunes	4/1/2020					45,517(A)	$1,337,289	136,550	$4,011,839
	4/1/2019					31,506(B)	$925,646	94,518	$2,776,939
	4/2/2018					19,385(C)	$569,531	90,466	$2,657,891
	4/3/2017					12,364(D)	$363,254
	4/1/2016					6,436(E)	$189,090
Mark McHugh	4/1/2020					16,841(A)	$494,789	50,524	$1,484,395
	4/1/2019					11,342(B)	$333,228	34,026	$999,684
	4/2/2018					5,600(C)	$164,528	26,134	$767,817
	4/3/2017					4,062(D)	$119,342
	4/1/2016					2,012(E)	$59,113
Doug Long	4/1/2020					9,558(A)	$280,814	28,676	$842,501
	4/1/2019					6,301(B)	$185,123	18,904	$555,400
	4/2/2018					3,231(C)	$94,927	15,078	$442,992
	4/3/2017					2,473(D)	$72,657
	4/1/2016					1,207(E)	$35,462
	1/2/2014	1,850		$31.28	1/2/2024
	1/2/2013	1,400		$38.69	1/2/2023
	1/3/2012	1,654		$32.65	1/3/2022
Rhett Rogers	4/1/2020					6,372(A)	$187,209	19,116	$561,628
	4/1/2019					3,781(B)	$111,086	11,342	$333,228
	4/2/2018					1,292(C)	$37,959	6,032	$177,220
	4/3/2017					707(D)	$20,772
	4/1/2016					503(E)	$14,778
	1/2/2014	1,664		$31.28	1/2/2024
	1/2/2013	1,047		$38.69	1/2/2023
	1/3/2012	1,243		$32.65	1/3/2022
Mark Bridwell	4/1/2020					6,372(A)	$187,209	19,116	$561,628
	4/1/2019					4,096(B)	$120,340	12,288	$361,021
	4/2/2018					2,800(C)	$82,264	13,068	$383,938
	4/3/2017					2,296(D)	$67,456
	4/1/2016					1,207(E)	$35,462
	7/1/2014	4,493		$34.98	7/1/2024
	1/2/2014	1,106		$31.28	1/2/2024
	1/2/2013	842		$38.69	1/2/2023
	1/3/2012	567		$32.65	1/3/2022

30	Rayonier Inc.

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS

(1)	Option awards vested and became exercisable in one-third increments on the first, second and third anniversaries of the grant date.
(2)	(A) Amounts reflect time-based restricted stock units granted as part of our 2020 long-term incentive program on April 1, 2020, which vest in equal one-third increments on the third, fourth, and fifth anniversaries of the grant date.
(B) Amounts reflect time-based restricted stock units granted as part of our 2019 long-term incentive program on April 1, 2019, which vest in equal one-third increments on the third, fourth, and fifth anniversaries of the grant date.
(C) Amounts reflect time-based restricted shares granted as part of our 2018 long-term incentive program on April 2, 2018, which vest in equal one-third increments on the third, fourth, and fifth anniversaries of the grant date.
(D) Amounts reflect time-based restricted shares granted as part of our 2017 long-term incentive program on April 3, 2017, which vest in equal one-third increments on the third, fourth, and fifth anniversaries of the grant date.
(E) Amounts reflect time-based restricted shares granted under our 2016 long-term incentive program on April 1, 2016, which vest in equal one-third increments on the third, fourth and fifth anniversaries of the grant date.
(3)	Represents awards under the Performance Share Award Program for 2018, 2019 and 2020, each with a 36-month performance period commencing on April 1 and ending on March 31 of the applicable years. Awards for the relevant performance share program period are immediately vested following the performance period upon the Compensation Committee’s certification of performance results and the amount earned. Under the Performance Share Award Program, the actual award value can range from zero to 200% of target. See the “Performance Shares” section of the CD&A beginning on page 21. The disclosure for 2018, 2019 and 2020 Performance Share Award Programs reflect the maximum payout level of 200%.
(4)	Value based on the December 31, 2020 closing share price of $29.38.

OPTION EXERCISES AND STOCK VESTED
The following table sets forth for each named executive officer the activity for stock option exercises and vesting of stock awards during the year ended December 31, 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2)
David Nunes	—	—	61,568	$1,473,622
Mark McHugh	—	—	20,154	$482,533
Doug Long	1,468	$2,380	11,949	$286,714
Rhett Rogers	1,468	$3,422	3,582	$85,610
Mark Bridwell	602	$1,692	11,527	$275,715

(1)	The amount shown represents the market value of our common stock at exercise less the exercise price multiplied by the number of options that were exercised.
(2)	The amounts shown represent the value realized by our named executive officers upon vesting of restricted stock and payouts under the 2017 Performance Share Award Program. Performance shares under our 2017 Performance Share Award Program paid out at 100% based on our TSR for the three year period (4/1/17 - 3/31/20) of -13.25% which placed us at the 56.4th percentile among our real estate peer group and at the 68.9th percentile among our timber peer group. While we performed well relative to our peers during the performance period, per the terms of our Performance Share Award Program, our overall payout was capped at 100% because our TSR for the performance period was negative. The amounts shown are calculated using the closing market price of our common stock on the vesting date and do not take into account tax obligations that arise upon vesting.

PENSION BENEFITS
The following table illustrates the present value of accumulated benefits payable under the Retirement Plan for Salaried Employees of Rayonier Inc., a tax-qualified retirement plan (“Retirement Plan”), and the Rayonier Inc. Excess Benefit Plan, a nonqualified retirement plan (“Excess Plan”), at the earliest eligible retirement age. The named executive officers who are not listed in the table are not participants in and have no accumulated benefit under either the Retirement Plan or the Excess Plan. The Retirement Plan and Excess Plan were closed to new participants effective January 1, 2006. On December 31, 2016, benefits were frozen for all participants.

2021 Proxy Statement	31

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Doug Long	Rayonier Salaried Employees Retirement Plan	21.6	$1,308,201	—
	Rayonier Excess Benefit Plan		$193,769	—
Rhett Rogers	Rayonier Salaried Employees Retirement Plan	15.5	$584,761
	Rayonier Excess Benefit Plan		—	—

(1)	Determined using the assumptions that applied for FASB ASC Topic 715-30 disclosure as of December 31, 2020. For December 31, 2020, an interest rate of 2.26% was used and the mortality assumptions were the Pri-2012 mortality tables with a fully generational projection using scale MP-2020. Employees are assumed to retire at the earliest age that they will be eligible for an unreduced pension (i.e., age 60 and 15 years of service or age 65). Mortality is assumed from that date only. Benefits are assumed to be paid in the normal form of payment which is a life annuity for single employees and the 90/50 survivor form for married employees.

The Retirement Plan is a tax-qualified retirement plan covering all eligible salaried employees hired prior to January 1, 2006. This plan provides income replacement following retirement through the payment of monthly pension benefits based upon the employee’s average final compensation and years of service. The costs of benefits under the Retirement Plan are borne entirely by the Company. The plan was closed to new participants on January 1, 2006. Effective December 31, 2016, the plan was amended to freeze benefits for all employees participating in the plan.
For the period through December 31, 2003, the annual pension amounted to 2% of a participant’s final average compensation for each of the first 25 years of benefit service, plus 1.5% of the participant’s average final compensation for each of the next 15 years of benefit service, reduced by 1.25% of the participant’s primary Social Security benefit for each year of benefit service to a maximum of 40 years, provided that no more than one-half of the participant’s primary Social Security benefit is used for such reduction. Effective January 1, 2004, the Retirement Plan was amended so that for future service the annual pension amounts to 1.5% of the participant’s final average compensation for each year of benefit service to a maximum of 40 years.
A participant is vested in benefits accrued under the Retirement Plan upon completion of five years of eligibility service. Normal retirement is at age 65. The Retirement Plan also provides for unreduced early retirement pensions for participants who retire at or after age 60 following completion of 15 years of eligibility service. Reduced benefits are available at age 55 with at least 10 years of service (“Standard Early Retirement”) or as early as age 50 with age plus eligibility service equal to at least 80 or age 55 with at least 15 years of eligibility service (“Special Early Retirement”). The plan benefit for a participant eligible for Standard Early Retirement will be reduced by 3% for each year of age under 65 (e.g., age 64 would result in 97% of the benefit payable). The Retirement Plan benefit for a participant eligible for Special Early Retirement will receive a 5% reduction for each year of age under 60 (e.g., age 59 would result in 95% of the benefit payable).
A participant’s average final compensation includes salary and approved bonus payments calculated under the Retirement Plan as follows: (1) the participant’s average annual base salary for the five calendar years during the participant’s last 120 calendar months of service which yield the highest such average, plus (2) the participant’s average approved bonus payments for the five calendar years during the participant’s last 120 calendar months of service which yield the highest such average.

Rayonier adopted the Excess Plan to meet the retirement needs of a small segment of its salaried employee population affected by limiting federal legislation. Applicable federal legislation limits the amount of benefits that can be paid and the compensation that may be recognized under a tax-qualified retirement plan. Tax-qualified retirement plan participants whose annual benefit at the time of payment exceeds Section 415 of the Code limitations or whose benefit is limited on account of the Section 401(a)(17) of the Code limitation on compensation are participants in the Excess Plan. The practical effect of the Excess Plan was to continue calculation of benefits after retirement to all employees on a uniform basis regardless of compensation levels. All employees covered by the Retirement Plan were eligible under the Excess Plan, however, benefits under the plan were only accrued to those employees who are affected by the Code limits and only through December 31, 2016 due to the freeze on the Retirement Plan.

32	Rayonier Inc.

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (1)	Aggregate Earnings in Last FY	Aggregate Withdrawals / Distributions in Last FY	Aggregate Balance at Last FYE (2)
David Nunes	$83,633	$101,787	$12,747	—	$854,092
Mark McHugh	$25,058	$33,824	$2,558	—	$189,893
Doug Long	$5,400	$17,715	$965	—	$74,345
Rhett Rogers	$12,181	$16,039	$523	—	$51,913
Mark Bridwell	$8,348	$18,973	$2,285	—	$158,043

(1)	All executive and Company contributions in the last fiscal year are reflected as compensation in the Summary Compensation Table on page 27.
(2)	To the extent that a participant was a named executive officer in prior years, executive and Company contributions included in the Aggregate Balance at Last FYE column have been reported as compensation in the Summary Compensation Table for the applicable year. The Rayonier Inc. Supplemental Savings Plan (“Supplemental Savings Plan”) is a nonqualified, unfunded plan that consists of two components, an Excess Savings component (a supplement to the Rayonier Investment and Savings Plan for Salaried Employees (“Savings Plan”) and an Excess Base Salary and Bonus Deferral component.

The Excess Savings component of the Supplemental Savings Plan supplements the qualified 401(k) plan by providing employees with Rayonier contributions lost due to the federal tax regulations limiting employee contributions to tax-qualified 401(k) plans. Participants can contribute up to 6% of total base salary and bonus. The Company contributes matching contributions up to 3.6% of total base salary and bonus (reduced by the regular matching contributions made under the Savings Plan). Amounts contributed by participants, and the Rayonier matching contributions, are unsecured, but earn a return equal to 120% of the applicable federal long-term rate (adjusted monthly). The average interest rate in 2020 was 1.65%. Supplemental Savings Plan participants may elect to receive a lump sum or annual installments upon termination of employment.
The Excess Base Salary and Bonus Deferral component of the Supplemental Savings Plan allows employees with a base salary in excess of $170,000 the opportunity to defer up to 100% of their base salary and all or any portion of their annual bonus. Amounts deferred are unsecured, but earn a return equal to the 10-year treasury rate plus 1.50% (adjusted monthly). The average interest rate in 2020 was 2.32%. Excess Base Salary and Bonus Deferral participants may elect to receive a lump sum or annual installments not to exceed fifteen years upon termination of employment or a specific date. None of our named executive officers participate in the Excess Base Salary and Bonus Deferral component of the Supplemental Savings Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The table below reflects the potential payments to which each of our named executive officers would have been entitled upon an involuntary termination without cause or voluntary termination for good reason occurring on December 31, 2020 within 24 months after a change in control. All payments are as provided under the Executive Severance Pay Plan discussed on page 24 of the CD&A. All severance payments made under the Executive Severance Pay Plan are made in a lump sum following a qualifying termination of employment.
In all other cases of termination of employment, whether voluntary or involuntary, our named executive officers would be entitled to accrued salary, vacation pay, regular pension benefits and welfare benefits on the same basis as would be provided to salaried employees generally, as well as 401(k) and nonqualified deferred compensation distributions. Other than in connection with a change in control, upon a qualifying termination, a named executive officer may be entitled to payments under our Severance Pay Plan, a plan in which all salaried employees participate on a non-discriminatory basis.

2021 Proxy Statement	33

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS

Name	Scheduled Severance (1)	Bonus Severance (2)	Pension / 401(k) Benefit (3)	Medical / Welfare and Outplacement Benefits (4)	Acceleration of Equity Awards (5)
David Nunes Involuntary or voluntary for good reason termination within 24 months after change in control	$2,475,000	$3,070,311	$255,459	$77,424	$8,108,146
Mark McHugh Involuntary or voluntary for good reason termination within 24 months after change in control	$1,530,000	$1,152,360	$135,551	$76,200	$2,796,947
Doug Long Involuntary or voluntary for good reason termination within 24 months after change in control	$1,260,000	$933,750	$477,640	$79,047	$1,589,429
Rhett Rogers Involuntary or voluntary for good reason termination within 24 months after change in control	$750,000	$391,876	$204,161	$55,556	$907,842
Mark Bridwell Involuntary or voluntary for good reason termination within 24 months after change in control	$750,000	$488,207	$64,146	$31,012	$1,146,026

(1)	Represents the executive’s base pay times the applicable tier multiplier under the Executive Severance Pay Plan (3 times for Tier I, 2 times for Tier II). As of December 31, 2020, Messrs. Nunes, McHugh and Long are included as Tier I executives and Messrs. Rogers and Bridwell are included as a Tier II executives.
(2)	Represents the applicable tier multiplier (3 times for Tier I and 2 times for Tier II) times the Applicable Bonus Amount. The Applicable Bonus Amount is the greater of: (i) the average of the bonus amounts actually paid in the three year period comprised of the year of the qualifying event and the two immediately preceding calendar years; (ii) the target bonus for the year in which the change in control occurred; or (iii) the target bonus in the year of termination. Named executive officers also receive a pro-rata bonus amount equal to the Applicable Bonus Amount multiplied by a fraction, the numerator of which is the number of months lapsed in the then current year prior to the qualifying termination and the denominator of which is twelve.
(3)	Represents three additional years of participation in the Savings Plan at the executive’s current contribution levels, and for Mr. Long, the actuarial value of an additional three years of eligibility service and age under the Company’s retirement plans and for Mr. Rogers, the actuarial value of an additional two years of eligibility service and age.
(4)	Represents: (i) the present value of the annual Company contribution to health and welfare plans times the applicable tier multiplier; and (ii) up to $30,000 in outplacement services.
(5)	Restricted stock, restricted stock units, and performance shares (at target) were valued using the closing price of the Company stock on December 31, 2020. Outstanding stock option awards are fully vested and therefore, not included. Under the Executive Severance Pay Plan, upon a qualifying termination following a change in control, (i) all outstanding restricted stock, restricted stock units and stock options vest in full, (ii) with respect to any performance shares for which the performance period is more than 50% complete, the shares vest based on actual performance achievement or, if greater, at target, and (iii) with respect to any performance shares for which the performance period is not more than 50% complete, the performance shares vest at target. All outstanding performance shares were valued at target.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including accrued salary, vacation pay, regular pension benefits, welfare benefits and 401(k) and nonqualified deferred compensation distributions. As a result, payments under the Severance Pay Plan, described on page 24, which may be payable upon a termination other than in the context of a change in control, are not included in the table. Amounts that would be distributed pursuant to our nonqualified deferred compensation plans as of December 31, 2020, are indicated in the Nonqualified Deferred Compensation table on page 33. Other than as reflected in the table and footnote (3) above, amounts that would be distributed pursuant to our tax-qualified and non-qualified retirement plans are indicated in the Pension Benefits table on page 32.
A constructive termination by an executive within two years after a change in control would generally be for “good reason” if it results from: (i) a significant diminution in the executive’s position or the assignment to the executive of any duties inconsistent in any respect with his or her position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately before the change in control; (ii) any material reduction in the executive’s salary, bonus opportunities, benefits or other compensation; (iii) the relocation of the executive’s principal place of business by more than 35 miles from his or her previous principal place of business; or (iv) any termination of the Executive Severance Pay Plan other than by its express terms. Regardless of whether a change in control had occurred, an executive would not be entitled to payments under the Executive Severance Pay Plan if he or she was terminated for cause. A termination

34	Rayonier Inc.

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS
of an executive generally would be “for cause” if it was due to: (i) the willful and continued refusal of the executive to substantially perform his or her employment duties following written notification by our Board; or (ii) engagement by the executive in illegal conduct or gross misconduct that is demonstrably injurious to the Company, including an indictment or charge by any prosecuting agency with the commission of a felony.
The Company may condition payment of a portion of an executive’s severance benefits (generally, not to exceed the executive’s base salary multiplied by the applicable tier multiplier) upon his or her agreement to adhere to confidentiality covenants for two years following a qualifying termination, as well as to refrain from disparaging the Company or its products; competing directly with the Company; inducing clients to reduce or terminate their business with the Company; or inducing certain employees to terminate employment or service with the Company. These covenants would generally remain in effect for the shorter of one year from the executive’s termination or two years following a change in control. By accepting the conditioned payments, an executive will be deemed to have consented to the issuance of a temporary restraining order to maintain the status quo pending the outcome of any equitable proceeding that may be brought by the Company to enforce such covenants.
Unless otherwise indicated, all cash payments would be made by the Company in a lump sum, although the timing of some payments and benefits may be delayed for six months after termination in accordance with Section 409A of the Code, which regulates deferred compensation. The Company has established two rabbi trusts related to the Executive Severance Pay Plan. One is designed to defray the legal costs incurred by the executives in enforcing their rights under the Executive Severance Pay Plan were the Company not to meet its obligations. Were there to be a change in control of Rayonier, the Company would transfer to the second trust an amount sufficient to satisfy the cash payments that would be required to be paid in the event of a qualifying termination of executives covered under the Executive Severance Pay Plan.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2020 regarding all compensation plans under which equity securities of the Company are authorized for issuance.

Plan category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(B) Weighted average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders	1,403,721	(1)	$34.07	2,778,998	(2)
Equity compensation plans not approved by security holders	N/A		N/A	N/A
Total	1,403,721		$34.07	2,778,998

(1)	Consists of 340,985 outstanding stock options awarded under the 2004 Incentive Stock Plan and the Rayonier Incentive Stock Plan, 797,214 performance shares (assuming maximum payout) and 265,522 restricted stock units awarded under the Rayonier Incentive Stock Plan. The weighted-average exercise price in column (B) does not take performance shares or restricted stock units into account.
(2)	Consists of shares available for future issuance under the Rayonier Incentive Stock Plan.

2021 Proxy Statement	35

PROPOSAL NO. 3 — ELECTION OF INDEPENDENT AUDITOR

PROPOSAL NO. 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On February 19, 2021, the Audit Committee appointed Ernst & Young, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2021. Although submission of the appointment for ratification by the shareholders is not legally required, the Board believes that it is consistent with best practices and is an opportunity for shareholders to provide direct feedback to the Board on an important issue of corporate governance. If the shareholders do not ratify the selection of Ernst & Young, LLP, the Audit Committee may reconsider the selection of the independent registered public accounting firm for the Company for 2021, but is not required to take any action as a result of the outcome of the vote.
Ernst & Young, LLP has served as the Company’s independent registered public accounting firm since 2012. In determining whether to reappoint Ernst & Young, LLP, the Audit Committee considered, among other things:

•	the scope of and overall plans for the annual audit;
•	the pre-approved non-audit services that Ernst & Young, LLP provides to the Company and related fees to ensure their compatibility with Ernst & Young’s independence;
•	the appropriateness of Ernst & Young’s fees;
•	Ernst & Young’s historical and recent performance on the Company’s audit;
•	Ernst & Young’s tenure as our independent auditor and the benefits of having a long-tenured auditor; and
•	Ernst & Young’s independence from the Company and management.
Representatives of Ernst & Young, LLP will be present at the Annual Meeting to respond to appropriate questions, and they will have an opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee’s role is to assist the Board in oversight of the Company’s financial reporting process, including annual audits and quarterly reviews of its financial statement filings and audits of internal control over financial reporting. The Audit Committee has sole responsibility for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. The Audit Committee is currently composed of five directors, all of whom have been determined by the Board to be “independent” and “financially literate” as defined under applicable securities laws and rules of the NYSE, and operates under a written charter adopted by the Board. A copy of the Audit Committee charter can be found on the Company’s website (www.rayonier.com).
The Company’s management has primary responsibility for the Company’s financial statements and its reporting process, including the Company’s internal control system. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to the conformity of such statements with accounting principles generally accepted in the United States of America as well as auditing the Company’s internal control over financial reporting.

36	Rayonier Inc.

PROPOSAL NO. 3 — ELECTION OF INDEPENDENT AUDITOR

In this context, the Audit Committee hereby reports as follows:

1.
The Audit Committee has reviewed and discussed the audited financial statements of the Company, as of December 31, 2020 and 2019, and for each of the three years ended December 31, 2020, with management and its independent registered public accounting firm;

2.
The Audit Committee has discussed with its independent registered public accounting firm the matters required by Statement of Auditing Standards No. 1301, Communications with Audit Committees, as amended;

3.
The Audit Committee has received from and discussed with its independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with audit committees concerning independence, and held discussions with its independent registered public accounting firm regarding its independence; and

4.
Based upon the review and discussions described in paragraphs (1) through (3) above, and the Audit Committee’s discussions with management, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

This report is furnished by the members of the Audit Committee.
Ann C. Nelson, Chair
Keith E. Bass
Dod A. Fraser
Matthew J. Rivers
Andrew G. Wiltshire
AUDIT COMMITTEE FINANCIAL EXPERT
The Board has evaluated whether at least one Audit Committee member meets the qualifications to serve as an “audit committee financial expert” in accordance with SEC rules. Based on its evaluation, the Board has determined that Ann C. Nelson and Dod A. Fraser are independent of management and qualify as audit committee financial experts.

INFORMATION REGARDING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ernst & Young, LLP has served as the Company’s independent registered public accounting firm since May 22, 2012. The Audit Committee may change the appointment of the independent registered public accounting firm at any time if it determines, in its discretion, that such a change is in the best interest of the Company and its shareholders.
Ernst & Young, LLP billed the Company the following fees for services performed in fiscal 2020 and 2019:

	2020	2019
Audit fees	$ 2,261,955	$1,635,236
Audit-related fees	—	—
Tax fees	262,485	376,014
All other fees	—	—
	$ 2,524,440	$ 2,011,251
Audit fees include amounts for the audits of the annual financial statements and internal control over financial reporting, quarterly reviews of Forms 10-Q, statutory audits, audit of the income tax accrual, accounting research and consents for SEC filings.
Audit-related fees include services such as internal control reviews, employee benefit plan audits and transaction-related fees.
Tax fees include amounts for income tax services, including tax compliance, tax advice and tax planning. All other fees includes amounts for any other products or services provided other than the services reported in the first three categories.
The independent registered public accountants are prohibited by Company policy from providing professional services to Company executives for personal income tax return preparation or for financial or estate tax planning.
The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve, when the Audit Committee is not in session, audit-related services and allowable non-audit services and associated fees for any individual engagement for which fees are less than $10,000. Any such pre-approval of services and fees by the Chair are reported to the full Audit Committee at its next regular meeting. All of the fees set forth in the foregoing table were pre-approved by the Audit Committee or the Chair of the Audit Committee under the noted delegation of authority.

2021 Proxy Statement	37

OWNERSHIP OF AND TRADING IN OUR SHARES

OWNERSHIP OF AND TRADING IN OUR SHARES
SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The following table shows the Common Shares beneficially owned as of March 1, 2021, except as otherwise disclosed below, by each of the Company’s directors, each of the named executive officers and all directors and executive officers as a group. Unless otherwise indicated, all Common Shares listed below are owned directly by the named individual:

	Beneficial Ownership
Name of Beneficial Owner	(A) Number of Shares and OP Units Beneficially Owned		(B) Column (A) as Percent of Class	(C) Exercisable Stock Options (1)	(D) Sum of Columns (A) and (C) as Percent of Class
Keith E. Bass	11,268		*	—	*
Dod A. Fraser	23,232		*	—	*
Scott R. Jones	42,614	(4)	*	—	*
V. Larkin Martin	36,816		*	—	*
Meridee A. Moore	65,966	(6)	*	—	*
Ann C. Nelson	14,468		*	—	*
David L. Nunes	789,868	(2)(3)	*	—	*
Matthew J. Rivers	966		*	—	*
Andrew G. Wiltshire	48,074	(5)	*	—	*
Mark R. Bridwell	53,985	(2)	*	7,008	*
Douglas L. Long	58,062	(2)	*	4,904	*
Mark D. McHugh	72,770	(2)	*	—	*
W. Rhett Rogers	24,011	(2)	*	3,954	*
Directors and Executive Officers as a Group (16 persons including new director nominees)	1,348,103	(2)	0.98%	33,136	1%

*	Less than 1%.
(1)	Pursuant to SEC regulations, shares receivable through the exercise of employee stock options that are exercisable within 60 days after March 1, 2021 are deemed to be beneficially owned as of March 1, 2021.
(2)	Includes the following share amounts allocated under the Savings Plan to the accounts of: Mr. Nunes 482; Mr. Bridwell 2,395; Mr. McHugh 31; Mr. Long 12,392; Mr. Rogers 2,930; and all directors and executive officers as a group 22,372.
(3)	Includes 4,000 shares held indirectly through family trusts.
(4)	Includes 19,382 shares held indirectly through family trusts.
(5)	Includes 3,355 shares held indirectly through a Simplified Employee Pension.
(6)	Includes 65,000 shares held indirectly through Watershed Equity Partners, LP.

38	Rayonier Inc.

OWNERSHIP OF AND TRADING IN OUR SHARES

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table shows the holdings of persons known to us to beneficially own more than five percent of the Company’s outstanding Common Shares.

Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Ownership	Percent of Class (1)
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	21,159,533(2)	15.4%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	18,746,710(3)	13.6%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	12,995,662(4)	9.4%
JP Morgan Chase & Co. 383 Madison Avenue New York, NY 10179	9,738,751(5)	7.1%
Impax Asset Management Group plc 30 Panton Street, 7th Floor London, SW1Y 4AJ	7,346,239(6)	5.3%

(1)	Based on the Company’s outstanding Common Shares as of March 1, 2021.
(2)	Holdings as of December 31, 2020, reported to the SEC on Schedule 13G/A on February 16, 2021 by T. Rowe Price Associates, Inc. (“TRP Associates”) and T. Rowe Price Mid-Cap Value Fund, Inc. TRP Associates has sole voting power over 8,160,553 shares and sole dispositive power over 21,159,533 shares. T. Rowe Price Mid-Cap Value Fund, Inc. has sole voting power over 7,278,131 shares.
(3)	Holdings as of December 31, 2020, reported to the SEC on Schedule 13G/A on February 10, 2021 by The Vanguard Group, Inc. indicating shared voting power over 91,043 shares, sole dispositive power over 18,544,416 shares and shared dispositive power over 202,294 shares.
(4)	Holdings as of December 31, 2020, reported to the SEC on Schedule 13G/A on February 1, 2021 by BlackRock, Inc., indicating sole voting power over 12,552,045 shares and sole dispositive power over 12,995,662 shares.
(5)	Holdings as of December 31, 2020, reported to the SEC on Schedule 13G/A on January 29, 2021 by JP Morgan Chase & Co., indicating sole voting power over 9,591,706 shares and sole dispositive power over 9,738,751 shares.
(6)	Holdings as of December 31, 2020, reported to the SEC on Schedule 13G on February 16, 2021 by Impax Asset Management Group plc, Impax Asset Management Limited, Impax Asset Management (AIFM) Limited and Impax Asset Management LLC. Impax Asset Management Group plc indicating sole voting power over 7,346,239 shares and sole dispositive power over 7,346,239 shares. Impax Asset Management Limited indicating sole voting power over 5,289,443 shares and sole dispositive power over 5,289,443 shares. Impax Asset Management (AIFM) Limited indicating sole voting power over 1,831,796 shares and sole dispositive power over 1,831,796 shares. Impax Asset Management LLC indicating sole voting power over 225,000 shares and sole dispositive power over 225,000 shares.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of our Company. Based solely on a review of copies of such forms received with respect to fiscal year 2020 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of the Company’s outstanding Common Shares have complied with the reporting requirements of Section 16(a), except for a Form 4 filed on December 17, 2020, for Mr. Nunes with respect to the sale of 7,500 Common Shares held by a family trust for which Mr. Nunes is trustee. The late filing was due to administrative oversight.

2021 Proxy Statement	39

INFORMATION ABOUT THE MEETING

GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING
This year we are once again utilizing the SEC rules that allow companies to furnish proxy materials to shareholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials (“Internet Notice”) by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. The Internet Notice tells you how to access and review the Proxy Statement and our 2020 Annual Report to Shareholders (“Annual Report”), which includes our 2020 Annual Report on Form 10-K, including financial statements, as well as how to submit your proxy over the Internet. If you received the Internet Notice and would still like to receive a printed copy of our proxy materials, simply follow the instructions for requesting printed materials contained in the Internet Notice.
The Internet Notice, these proxy solicitation materials and our Annual Report were first made available on the Internet and mailed to certain shareholders on or about April 7, 2021.
The Notice of 2021 Annual Meeting, this Proxy Statement and our 2020 Annual Report are available at www.ProxyVote.com.
ANNUAL REPORT
A copy of our Annual Report, which includes the 2020 Annual Report on Form 10-K (without exhibits), is available on the Internet at www.proxyvote.com as set forth in the Internet Notice. However, we will send a copy of our 2020 Annual Report on Form 10-K to any shareholder without charge upon written request addressed to:
Rayonier Inc.
Investor Relations
1 Rayonier Way
Wildlight, FL 32097
DELIVERY OF MATERIALS TO SHAREHOLDERS SHARING AN ADDRESS
In addition to furnishing proxy materials over the Internet, the Company takes advantage of the SEC’s “householding” rules to reduce the delivery cost of materials. Under such rules, only one Internet Notice or, if paper copies are requested, only one Proxy Statement and Annual Report is delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. If a shareholder sharing an address wishes to receive a separate Internet Notice or copy of the proxy materials, that shareholder may do so by contacting Broadridge Householding Department via telephone at 1-866-540-7095 or via mail addressed to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Any shareholder making such request will promptly receive a separate copy of the proxy materials, and separate copies of all future proxy materials. Any shareholder currently sharing an address with another shareholder, but nonetheless receiving separate copies of the materials, may request delivery of a single copy in the future by contacting Broadridge Householding Department by telephone or mail as indicated above.

40	Rayonier Inc.

QUESTIONS AND ANSWERS
QUESTIONS AND ANSWERS

Q:	WHO IS ENTITLED TO VOTE?

A:	The record holder of each of the 138,795,804 Common Shares outstanding at the close of business on March 19, 2021 is entitled to one vote for each share owned.

Q:	HOW DO I VOTE?

A:	You can vote in any one of the following ways:
• You can vote on the Internet by following the “Vote by Internet” instructions on your Internet Notice or proxy card.
• You can vote by telephone by following the “Vote by Phone” instructions on the www.ProxyVote.com website referred to in the Internet Notice, or, if you receive hard-copies of the proxy solicitation materials, by following the “Vote by Phone” instructions referred to in your proxy card.
• If you receive hard-copies of the proxy solicitation materials, you can vote by mail by signing and dating your proxy card and mailing it in the provided prepaid envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed and dated card but do not provide voting instructions, your shares will be voted in accordance with the recommendations of the Board.
• You can vote in person at the Annual Meeting by delivering a completed proxy card or by completing a ballot available upon request at the meeting. However, if you hold your shares in a bank or brokerage account rather than in your own name, you must obtain a legal proxy from your stockbroker in order to vote at the meeting.

Regardless of how you choose to vote, your vote is important and we encourage you to vote promptly.

Q:	HOW DO I VOTE SHARES THAT I HOLD THROUGH AN EMPLOYEE BENEFIT PLAN SPONSORED BY THE COMPANY?

A:
If you hold shares of the Company through the Rayonier Investment and Savings Plan for Salaried Employees you can vote them by following the instructions above. Note that if you do not vote your shares held in such plan or do not specify your voting instructions on your proxy card, the trustee of the plan will vote your plan shares in the same proportion as the shares for which voting instructions have been received. To allow sufficient time for voting by the trustee, your voting instructions for the plan shares must be received by May 18, 2021.

Q:	WHAT DO I NEED TO DO TO ATTEND THE ANNUAL MEETING?

A:
To attend the Annual Meeting, you will need to bring (1) proof of ownership of Rayonier stock as of the record date, which is the close of business on March 19, 2021 and (2) a valid government-issued photo identification. If you are a shareholder of record, proof of ownership can include your proxy card or the “Internet Notice.” If your shares are held in the name of a broker, bank or other holder of record, you must present proof of your beneficial ownership, such as a proxy obtained from your street name nominee (particularly if you want to vote your shares at the Annual Meeting) or a bank or brokerage account statement (in which case you will be admitted to the Annual Meeting but will not be able to vote your shares at the Annual Meeting), reflecting your ownership of Rayonier Common Shares as of the record date. If you do not have proof of ownership together with a valid picture identification, you will not be admitted to the meeting.

Admission to the Annual Meeting is limited to shareholders as of the record date and one immediate family member; one individual properly designated as a shareholder’s authorized proxy holder; or one qualified representative authorized to present a shareholder proposal properly before the meeting.

2021 Proxy Statement	41

QUESTIONS AND ANSWERS

Q:	IS MY VOTE CONFIDENTIAL?

A:	Proxy cards, ballots and reports of Internet and telephone voting results that identify individual shareholders are mailed or returned directly to Broadridge Financial Services, Inc. (“Broadridge”), our vote tabulator, and handled in a manner that protects your privacy. Your vote will not be disclosed except:
	•	as needed to permit Broadridge and our inspector of elections to tabulate and certify the vote;
	•	as required by law;
	•	if we determine that a genuine dispute exists as to the accuracy or authenticity of a proxy, ballot or vote; or
	•	in the event of a proxy contest where all parties to the contest do not agree to follow our confidentiality policy.

Q:	WHAT SHARES ARE COVERED BY MY INTERNET NOTICE OR PROXY CARD?

A:	You should have been provided an Internet Notice or proxy card for each account in which you own Common Shares either:
	•	directly in your name as the shareholder of record, which includes shares purchased through any of our employee benefit plans; or
	•	indirectly through a broker, bank or other holder of record.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE INTERNET NOTICE OR PROXY CARD?

A:
It means that you have multiple accounts in which you own Common Shares. Please vote all shares in each account for which you receive an Internet Notice or proxy card to ensure that all your shares are voted. However, for your convenience we recommend that you contact your broker, bank or our transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is Computershare. All communications concerning shares you hold in your name, including address changes, name changes, requests to transfer shares and similar issues, can be handled by making a toll-free call to Computershare at 1-800-659-0158. From outside the U.S. you may call Computershare at 201-680-6578.

Q:	HOW CAN I CHANGE MY VOTE?

A:	You can revoke your proxy and change your vote by:
	•	voting on the Internet or by telephone before 11:59 p.m. Eastern Daylight Time on the day before the Annual Meeting or, for employee benefit plan shares, the cut-off date noted above (only your most recent Internet or telephone proxy is counted);
	•	signing and submitting another proxy card with a later date at any time before the polls close at the Annual Meeting;
	•	giving timely written notice of revocation of your proxy to our Corporate Secretary at 1 Rayonier Way, Wildlight, Florida 32097; or
	•	voting again in person before the polls close at the Annual Meeting.

Q:	HOW MANY VOTES ARE NEEDED TO HOLD THE MEETING?

A:	In order to conduct the Annual Meeting, a majority of the Common Shares outstanding as of the close of business on March 19, 2021 must be present, either in person or represented by proxy. All shares voted pursuant to properly submitted proxies and ballots, as well as abstentions and shares voted on a discretionary basis by banks or brokers in the absence of voting instructions from their customers, will be counted as present and entitled to vote for purposes of satisfying this requirement.

42	Rayonier Inc.

QUESTIONS AND ANSWERS

Q:	HOW MANY VOTES ARE NEEDED TO ELECT THE NOMINEES FOR DIRECTOR?

A:
The affirmative vote of a majority of the votes cast with respect to each nominee at the Annual Meeting is required to elect that nominee as a director. For this proposal, a majority of the votes cast means that the number of votes “FOR” a nominee must exceed the number of votes “AGAINST” a nominee. Abstentions will therefore not affect the outcome of director elections.
Please note that under NYSE rules, banks and brokers are not permitted to vote the uninstructed shares of their customers on a discretionary basis on “non-routine” matters (referred to as “broker non-votes”), such as in the election of directors. As a result, if you hold your shares through an account with a bank or broker and you do not instruct your bank or broker how to vote your shares in the election of directors, no votes will be cast on your behalf in the election of directors. Because broker non-votes will have no effect on the outcome of the vote, it is critical that you instruct your bank or broker if you want your vote to be counted in the election of directors.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE “SAY-ON-PAY” PROPOSAL?

A:
The vote on the Say-on-Pay proposal is advisory only and non-binding on the Company or our Board of Directors. However, the proposal will be approved on a non-binding, advisory basis if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” it. Abstentions therefore will not affect the outcome of the proposal. Banks and brokers are not permitted to vote uninstructed shares for any company proposals relating to executive compensation because such proposals are considered “non-routine.” As a result, if you hold your shares through an account with a bank or broker and you do not instruct your bank or broker how to vote your shares on this proposal, no votes will be cast on your behalf with regard to approval of the proposal. Because broker non-votes will have no effect on the outcome of the vote, it is critical that you instruct your bank or broker if you want your vote to be counted in the approval of the proposal.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?

A:	The proposal to ratify the appointment of the Company’s independent registered public accounting firm will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” it. As a result, abstentions will not affect the outcome. Because the ratification of the appointment of the independent registered public accounting firm is considered a “routine” matter, we do not anticipate that there will be any broker non-votes with regard to the proposal.

Q:	WILL ANY OTHER MATTERS BE VOTED ON?

A:	We do not expect any other matters to be considered at the Annual Meeting. However, if a matter not listed on the Internet Notice or proxy card is legally and properly brought before the Annual Meeting, the proxies will vote on the matter in accordance with their judgment of what is in the best interest of our shareholders. Under the Company’s bylaws, all shareholder proposals must have been received by December 4, 2020 to be considered for inclusion in this Proxy Statement, and all other shareholder proposals and director nominations must have been received between January 15 and February 12, 2021 to be otherwise properly brought before the Annual Meeting. As of February 12, 2021, we had not received any shareholder proposals or director nominations from shareholders to be acted upon at the Annual Meeting.

Q:	WHO WILL COUNT THE VOTES?

A:	Representatives of Broadridge will count the votes, however submitted. A Company representative will act as inspector of elections.

Q:	HOW WILL I LEARN THE RESULTS OF THE VOTING?

A:	We will announce the voting results of the proposals at the Annual Meeting and on a Form 8-K to be filed with the SEC no later than four business days following the Annual Meeting.

2021 Proxy Statement	43

QUESTIONS AND ANSWERS

Q:	WHO PAYS THE COST OF THIS PROXY SOLICITATION?

A:
The Company pays the costs of soliciting proxies and has retained Okapi Partners LLC to assist in the solicitation of proxies and provide related advice and informational support. For these services, the Company will pay Okapi Partners LLC a services fee and reimbursement of customary expenses, which are not expected to exceed $15,000 in the aggregate. The Company will also reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of the Common Shares. Additionally, directors, officers and employees may solicit proxies on behalf of the Company by mail, telephone, facsimile, email and personal solicitation. Directors, officers and employees will not be paid additional compensation for such services.

Q:	WHEN ARE SHAREHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS DUE?

A:
For a shareholder proposal (other than a director nomination) to be considered for inclusion in the Company’s proxy statement for the 2022 Annual Meeting of Shareholders (“2022 Annual Meeting”), the Company’s Corporate Secretary must receive the written proposal at our principal executive offices no later than the close of business on December 8, 2021, unless the Company notifies shareholders otherwise. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. The submission of a proposal in accordance with these requirements does not guarantee that we will include the proposal in our proxy statement or on our proxy card. Proposals should be addressed to:

Corporate Secretary Rayonier Inc. 1 Rayonier Way Wildlight, FL 32097

For a shareholder proposal (including a director nomination) to be properly brought before the shareholders at the 2022 Annual Meeting outside of the Company’s proxy statement, the shareholder must provide the information required by the Company’s bylaws and give timely notice in accordance with such bylaws, which, in general, require that the notice be received by the Company’s Secretary: (i) no earlier than the close of business on January 20, 2022; and (ii) no later than the close of business on February 19, 2022, in each case, unless the Company notifies shareholders otherwise following a Board-approved amendment to the bylaws disclosed on a Form 8-K filed with the SEC.
If the date of the 2022 Annual Meeting is moved more than 30 days before or more than 60 days after May 19, 2022, then notice of a shareholder proposal that is not intended to be included in the Company’s proxy statement must be received no earlier than the close of business 120 days prior to the meeting and not later than the close of business on the later of: (a) 90 days prior to the meeting; or (b) 10 days after public announcement of the meeting date, in each case, unless the Company notifies shareholders otherwise following a Board-approved amendment to the bylaws disclosed on a Form 8-K filed with the SEC.
We strongly encourage any shareholder interested in submitting a proposal for the 2022 Annual Meeting to contact our Corporate Secretary at (904) 357-9100 prior to submission in order to discuss the proposal.

BY ORDER OF THE BOARD OF DIRECTORS

Mark R. Bridwell
Vice President, General Counsel and Corporate Secretary

44	Rayonier Inc.

APPENDIX A
Rayonier Audit Committee
Policies and Procedures
Pre-approval of Services Provided by the Independent Auditor
To ensure the Audit Committee (the “Committee”) approves all services to be provided by the Company’s independent auditors and maintains appropriate oversight, the following policies and procedures have been established.

Policies and Procedures
1.	The Committee will approve the fees for the annual audit of the Company’s financial statements and reviews of quarterly financial statements.
2.	The Committee will also approve at one of its regularly scheduled meetings an annual plan of all permissible services to be provided by the independent auditors as well as unanticipated projects that arise.
3.	When the timing of the services does not allow for pre-approval in regularly scheduled Committee meetings, the Chair of the Committee (or another member of the Committee so designated) may approve any audit or allowable non-audit services provided that such approved services are reported to the full Committee at the next regularly scheduled meeting. Approval must be received prior to commencement of the service, unless the service is one of the specific services listed below (see No. 4) that is permitted to be performed on a pre-approval basis.
4.	The following audit-related services are pre-approved as they become required and need commencement before notifying the Chair:
	a.	Required audits of wholly-owned subsidiaries of the Company,
	b.	Consent letters,
	c.	Audits of statutory financial statements in countries where audited financial statements must be filed with government bodies,
	d.	Annual audits of the Company’s defined benefit and savings plans,
	e.	Agreed-upon procedures or other special report engagements performed in connection with requirements under debt agreements or environmental laws, and
	f.	Subscription services for technical accounting resources and updates.

This pre-approval (prior to notifying the Committee) is for audit services or allowable audit-related services engagements for which fees are less than $10,000.
Any services performed in these pre-approved services categories that were not anticipated will be reported to the Committee at the next regularly scheduled meeting after commencement of the services. The requirements, scope and objectives of the service as well as estimated fees and timing will be reported to the Committee.
Any other services, such as for tax services unrelated to the audit, will require the explicit approval of the Chair or the Committee prior to engaging the independent auditor.

2021 Proxy Statement	A-1

APPENDIX B

Reconciliation of Non-GAAP Financial Measures

2020
Net Income to Adjusted EBITDA Reconciliation
Net Income	$29.8
Operating loss attributable to NCI in Timber Funds	11.6
Interest, net attributable to NCI in Timber Funds	0.5
Income Tax expense attributable to NCI in Timber Funds	0.2
Timber write-offs resulting from casualty events attributable to Rayonier (a)	7.9
Costs related to the Merger with Pope Resources (b)	17.2
Large Dispositions (c)	(28.7)
Interest, net, continuing operations attributable to RYN	38.0
Income tax expense (benefit), continuing operations attributable to RYN	6.8
Depreciation, depletion and amortization attributable to RYN	154.7
Non-cash cost of land and improved development	30.4
Non-operating income	(0.9)
Adjusted EBITDA (d)	$267.4

(a)	Timber write-offs resulting from casualty events include the write-offs of merchantable and pre-merchantable timber volume destroyed by casualty events which cannot be salvaged.
(b)	Costs related to the merger with Pope Resources include legal, accounting, due diligence, consulting and other costs related to the merger with Pope Resources.
(c)	Large Dispositions are defined as transactions involving the sale of timberlands that exceed $20 million in size and do not have a demonstrable premium relative to timberland value.
(d)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense, operating income (loss) attributable to noncontrolling interest in Timber Funds, costs related to the merger with Pope Resources, timber write-offs resulting from casualty events and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis.

2020
Cash provided by operating activities	$204.2
CAD (a)	$162.4
Cash used for investing activities	$(213.6)
Cash provided by financing activities	$27.0

(a)
Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and real estate development investments), CAD attributable to noncontrolling interest in Timber Funds and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for common share dividends, distributions to noncontrolling interest in the Operating Partnership, distributions to the New Zealand minority shareholder, repurchase of the Company’s common shares, debt reduction, timberland acquisitions and real estate development. CAD is not necessarily indicative of the CAD that may be generated in future periods.

	2020
	$	Per Diluted Share
Net Income attributable to Rayonier Inc.	$37.1	$0.27
Pro forma Net Income (a)	$33.5	$0.25

B-1	Rayonier Inc.

(a)
Pro forma Net Income is defined as net income attributable to Rayonier Inc. adjusted for costs related to the merger with Pope Resources, timber write-offs resulting from casualty events and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results attributable to Rayonier.

2021 Proxy Statement	B-2

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/19/2021 for shares held directly and by 11:59 P.M. ET on 05/18/2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/19/2021 for shares held directly and by 11:59 P.M. ET on 05/18/2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

RAYONIER INC. 1 RAYONIER WAY WILDLIGHT, FLORIDA 32097

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees	For	Against	Abstain
1a.	Dod A. Fraser	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.
1b.	Keith E. Bass	☐	☐	☐		For	Against	Abstain
1c.	Scott R. Jones	☐	☐	☐	2. Approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in the proxy statement.	☐	☐	☐
1d.	V. Larkin Martin	☐	☐	☐
1e.	Meridee A. Moore	☐	☐	☐
1f.	Ann C. Nelson	☐	☐	☐	3. Ratification of the appointment of Ernst & Young, LLP as the independent registered public accounting firm for 2021.	☐	☐	☐
1g.	David L. Nunes	☐	☐	☐
1h.	Matthew J. Rivers	☐	☐	☐
1i.	Andrew G. Wiltshire	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com.

RAYONIER INC.
Annual Meeting of Shareholders
May 20, 2021 at 2:00 PM
This proxy is solicited by the Board of Directors

By signing this card, I (we) hereby (i) authorize DAVID L. NUNES, MARK R. BRIDWELL and MARK D. MCHUGH, or any of them, each with full power to appoint his substitute, to vote as Proxy for me (us), and (ii) direct Reliance Trust Company, Trustee under the Rayonier Investment and Savings Plan for Salaried Employees to vote in person or by proxy all shares of Common Stock of Rayonier Inc. allocated to any accounts of the undersigned under such Plan, and which the undersigned is entitled to vote, in each case, on all matters which properly come before the Annual Meeting of Shareholders of Rayonier Inc. to be held at 1 Rayonier Way, Wildlight, Florida, 32097 on Thursday, May 20, 2021 at 2:00 p.m., Eastern Daylight Time, or at any adjournment thereof, the number of shares which I (we) would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or at any adjournment thereof.

The shares represented by this proxy when properly executed by the Shareholder(s) will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees and “FOR” proposals 2 and 3. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

YOU MAY VOTE BY INTERNET OR PHONE BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on reverse side.)